    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 7, 1997

                                                      REGISTRATION NO. 333-36887
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                      MPW INDUSTRIAL SERVICES GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              Ohio                            7349                         31-1567260
  (STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER IDENTIFICATION
                                                                              NO.)
      OF INCORPORATION OR         CLASSIFICATION CODE NUMBER)
          ORGANIZATION)

                            ------------------------
                           9711 Lancaster Road, S.E.
                               Hebron, Ohio 43025
                                 (614) 927-8790
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               Daniel P. Buettin
             Vice President, Chief Financial Officer and Secretary
                      MPW Industrial Services Group, Inc.
                           9711 Lancaster Road, S.E.
                               Hebron, Ohio 43025
                                 (614) 927-8790
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                Robert J. Gilker, Esq.                               Timothy R. Bryant, Esq.
              Jones, Day, Reavis & Pogue                             McDermott, Will & Emery
                1900 Huntington Center                                227 West Monroe Street
                 Columbus, Ohio 43215                              Chicago, Illinois 60606-5096
                    (614) 469-3939                                        (312) 372-2000

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:

  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION
     UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION DATED NOVEMBER 7, 1997


                                3,750,000 SHARES

                      MPW INDUSTRIAL SERVICES GROUP, INC.

                                  COMMON STOCK
                            ------------------------


       All of the shares of common stock (the "Common Stock") offered hereby (the "Offering") are being offered by MPW Industrial Services Group, Inc. ("MPW" or the "Company"). Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $9.00 and $11.00 per share. A significant portion of the net proceeds of the Offering will be received by the existing shareholders of the Company. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. Application has been made to list the Common Stock for quotation on the Nasdaq National Market under the symbol "MPWG."


                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" COMMENCING ON PAGE 6 HEREOF.

                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

========================================================================================================
                                                   PRICE           UNDERWRITING            PROCEEDS
                                                     TO           DISCOUNTS AND               TO
                                                   PUBLIC          COMMISSIONS           COMPANY (1)
--------------------------------------------------------------------------------------------------------
Per Share....................................         $                 $                     $
--------------------------------------------------------------------------------------------------------
Total (2)....................................         $                 $                     $
========================================================================================================

(1) Before deducting expenses estimated at $600,000, which are payable by the Company.

(2) The Company has granted the Underwriters a 30-day option to purchase up to 562,500 additional shares of Common Stock solely to cover over-allotments, if any. To the extent the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and
     Commissions and Proceeds to Company will be $        , $        and
     $        , respectively. See "Underwriting."

                            ------------------------

     The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to certain other conditions. It is expected that delivery of the shares of Common Stock will be made on or about , 1997 at the offices of Raymond James & Associates, Inc., St. Petersburg, Florida.

RAYMOND JAMES & ASSOCIATES, INC.                           ROBERT W. BAIRD & CO.
                                                               INCORPORATED

               The date of this Prospectus is             , 1997

     The inside front cover of the Prospectus will contain pictures as follows:

     1. Under the "MPW" logo in the upper left-hand corner is a background picture containing two MPW employees at a pulp and paper mill cleaning the inside of a lime kiln. The MPW employee on the right, with the four-inch, black flex hose, is vacuuming the soft lime from the lime kiln with a vacuum system. The second employee is working ahead of the vacuum hose loosening the adhered hardened lime from the kiln with a Jackhammer. Both employees are wearing white tyvek coveralls, dust masks, gloves, boots and hard hats to provide proper safety protection from the lime environment.

     2. On top of the background picture are four pictures as follows: (i) above the caption "PROCESS WATER PURIFICATION" is a photograph of an MPW 48-foot mobile semi-trailer containing a portable, reverse osmosis water treatment system; (ii) above the caption "TECHNOLOGY-BASED SERVICES" is a photograph of an MPW employee reviewing a blueprint of the design and construction of a new piece of equipment while cutting material with cutting equipment. The employee is wearing a protective face shield and hard hat; (iii) above the caption "INDUSTRIAL CONTAINER CLEANING" is a photograph of an MPW employee, wearing a hard hat and coveralls, aligning the cleaning system of container cleaning equipment suspended over a large paint container about to be cleaned; and (iv) above the caption "WATER BLASTING SERVICES" is a photograph of an MPW employee demonstrating a water blasting technique with a water blasting gun. The employee is wearing coveralls, gloves, protective goggles and a hard hat.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENTS, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS, AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. Except where the context otherwise requires, references to the terms "MPW" and the "Company" refer to MPW Industrial Services Group, Inc. and its subsidiaries. References to fiscal years are references to the twelve-month period ending on June 30 of the stated year.

                                  THE COMPANY


     MPW Industrial Services Group, Inc. is a leading provider of industrial services in the Midwest and Southeast, focused on technology-based industrial services, including industrial cleaning and facility support services, industrial air filtration services, industrial container cleaning, industrial process water purification and other specialized services. In fiscal 1997, the Company provided services to more than 500 customers. The Company serves customers in a broad range of industries including automotive, electric power, chemical, pulp and paper, steel, transportation, aerospace and other heavy manufacturing. The Company's services typically are performed within large industrial facilities and require the use of Company-owned equipment and specially trained personnel. See "Business -- Safety, Training and Quality Assurance." The Company believes that its services are generally recurring in nature and are essential to manufacturing efficiency and safety at its customers' facilities. The Company has over 25 years of experience and currently has more than 1,300 employees, a network of 31 offices and over 1,000 pieces of operating equipment. See "Business -- Equipment."



     The Company was founded in 1972 by Monte R. Black, Chairman and Chief Executive Officer, as a local power washing business. Upon completion of the Offering, Mr. Black will own beneficially, directly or indirectly, 62.3% of the outstanding Common Stock. Since its founding, the Company has grown primarily by broadening its customer base, expanding the scope of services it offers and increasing the number of locations from which it provides services. These remain the principal elements of the Company's strategy for generating internal revenue growth in the future. In recent years, the Company has expanded from its historical strength in industrial cleaning and facility support services into other industrial services including air filtration, container cleaning and process water purification. MPW believes that diversification into other in-plant and related services provides opportunities to expand the Company's presence within the facilities in which it already operates. MPW believes it can also generate internal growth by gaining access to other facilities owned and operated by its existing customers.



     An independent market research firm, Farkas Berkowitz & Company, has provided materials to the Company that indicate the industrial cleaning and maintenance market is estimated to be in excess of $12 billion in annual revenues, and is estimated to exceed 9,500 firms. The Company believes the industry has begun a period of consolidation as firms combine to improve personnel and equipment utilization, increase market share, reduce cost of capital and acquire additional service lines useful to their customers.


     The industrial services industry has benefitted from a trend toward outsourcing among industrial concerns as a means of reducing costs and enhancing operational efficiency. With outsourcing, companies contract with reliable suppliers for the performance of certain non-core functions, allowing them to focus on core business activities. Outsourcing allows companies to convert fixed costs to variable costs, streamline their organizations and shift the cost of specialized equipment to service providers like MPW.


     In recent years, the Company added several key members to its management team and developed a strategy to more aggressively pursue acquisitions and internal growth initiatives, as well as to implement systems, controls and other infrastructure necessary to support future growth. In April 1996, the Company expanded into the complementary business of industrial air filtration services through the acquisition of Weston Engineering ("Weston"), with revenues of $8.6 million for the twelve-month period ended June 30, 1996. In October 1997, the Company acquired ESI International ("ESI"), another industrial air filtration services business, with revenues of $6.7 million for the twelve-month period ended June 30, 1997.

     The Company's objective is to be the premier provider of technology-based industrial cleaning, facility support and related services to industrial customers. The principal elements of MPW's competitive strategy are the following:

     - Industrial Market Focus. MPW focuses only on the industrial market and offers a diverse range of services to maximize market share within a specific industrial facility.

     - Ongoing Customer Relationships. In fiscal 1997, over 95% of the Company's revenues were derived from customers for whom MPW performed work during the preceding fiscal year.


     - Quality Workforce. MPW uses broad and proactive recruiting, safety and training programs to strive to develop a quality workforce.


     - Technology-Based Services. Customers retain MPW to perform services requiring technology, experience or equipment that would be difficult or costly for customers to duplicate. Advanced equipment and skilled personnel are essential for minimizing task completion time and facility downtime.


     - Responsiveness to Customers. The ability to provide prompt response is a critical component of the Company's strategy. The Company maintains a culture of responsiveness to its customers by establishing facilities close to or within its customers' locations and using a decentralized operational structure.


     The Company's principal executive offices are located at 9711 Lancaster Road, S.E., Hebron, Ohio 43025 and its telephone number is (614) 927-8790.


                                  RISK FACTORS



     Any investment in the Common Stock offered hereby involves a high degree of risk. For a discussion of certain risks of an investment in the Common Stock offered hereby, see "Risk Factors" on pages 6 through 8.


                                  THE OFFERING


Common Stock offered by the Company..........   3,750,000 shares
Common Stock to be outstanding after the
  Offering...................................   10,046,000 shares (1)
Use of Proceeds..............................   To repay the outstanding principal amount of
                                                the promissory notes (the "AAA Notes") issued
                                                in connection with a dividend of
                                                undistributed S Corporation earnings (the
                                                "Distribution"), to repay indebtedness and
                                                for general corporate purposes. See "Use of
                                                Proceeds" and "Prior S Corporation Status."
Proposed Nasdaq National Market symbol.......   MPWG


---------------


(1) Includes 96,000 shares issued in connection with the acquisition of ESI in October 1997. Excludes 1,204,000 shares of Common Stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $3.94 per share. See "Executive Compensation -- Stock Option Plans." Also excludes 67,800 shares of Common Stock to be issued in connection with the Company's repurchase of certain minority stock ownership interests. See "Certain Related Party and Other Transactions."


     The business of the Company operates primarily through its wholly-owned subsidiary, MPW Industrial Services, Inc. ("Industrial"), which, prior to the Offering, was an S Corporation for tax purposes. Prior to the Offering, (i) the shareholders of Industrial exchanged their shares of Industrial for shares of the Company, and (ii) the Company effected a 4-to-1 stock split. As a result of these transactions, Industrial's S Corporation status was terminated and the shareholders of Industrial owned all of the outstanding Common Stock of MPW. Unless otherwise indicated, the information in this Prospectus assumes the consummation of the above transactions.

     This Prospectus contains certain forward-looking statements that are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, the Company's management. The Company's future results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. See "Risk Factors" for a discussion of factors that could cause or contribute to such material differences.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                              HISTORICAL                                  PRO FORMA (1)
                                       ---------------------------------------------------------   ----------------------------
                                                                                 THREE MONTHS                   THREE MONTHS
                                                                                     ENDED           YEAR           ENDED
                                                YEAR ENDED JUNE 30,              SEPTEMBER 30,      ENDED       SEPTEMBER 30,
                                       -------------------------------------   -----------------   JUNE 30,   -----------------
                                        1994      1995      1996      1997      1996      1997       1997      1996      1997
                                       -------   -------   -------   -------   -------   -------   --------   -------   -------
STATEMENT OF INCOME DATA:
Revenues.............................. $49,172   $56,305   $58,430   $72,908   $19,422   $21,865   $72,908    $19,422   $21,865
Costs and expenses:
  Cost of services....................  31,759    37,768    37,543    48,460    12,641    14,380    48,460     12,641    14,380
  Selling, general and administrative
    expenses..........................   9,265    10,208    11,009    13,603     3,205     3,545    14,311      3,382     3,587
  Depreciation and amortization (2)...   4,589     4,356     4,933     3,655       935       866     3,042        750       841
  Deferred stock option compensation
    (3)...............................      --        --        --     2,764     2,189       160        --         --        --
  Non-recurring item (4)..............   1,011        --        --        --        --        --        --         --        --
                                       -------   -------   -------   -------   -------   -------   -------    -------   -------
  Total costs and expenses............  46,624    52,332    53,485    68,482    18,970    18,951    65,813     16,773    18,808
                                       -------   -------   -------   -------   -------   -------   -------    -------   -------
Income from operations................   2,548     3,973     4,945     4,426       452     2,914     7,095      2,649     3,057
Interest expense, net.................     274       104       541       974       214       335        --         --        --
Minority earnings.....................      --        --       172       207       125        99        --         --        --
                                       -------   -------   -------   -------   -------   -------   -------    -------   -------
Income from continuing operations
  before income taxes.................   2,274     3,869     4,232     3,245       113     2,480     7,095      2,649     3,057
Provision for income taxes (5)........     134       331       360     1,085        44       149     2,838      1,060     1,223
                                       -------   -------   -------   -------   -------   -------   -------    -------   -------
Income from continuing operations.....   2,140     3,538     3,872     2,160        69     2,331     4,257      1,589     1,834
Discontinued operations, net of income
  taxes...............................     268       367       163        --        --        --        --         --        --
                                       -------   -------   -------   -------   -------   -------   -------    -------   -------
Net income............................ $ 2,408   $ 3,905   $ 4,035   $ 2,160   $    69   $ 2,331   $ 4,257    $ 1,589   $ 1,834
                                       =======   =======   =======   =======   =======   =======   =======    =======   =======
Earnings per common share.............                                                             $  0.40    $  0.15   $  0.17
                                                                                                   =======    =======   =======
Weighted average common shares
  outstanding.........................                                                              10,747     10,747    10,747



                                                                                               SEPTEMBER 30, 1997
                                                                                            -------------------------
                                                                                                         PRO FORMA
                                                                                            ACTUAL    AS ADJUSTED (6)
                                                                                            -------   ---------------
BALANCE SHEET DATA:
Working capital...........................................................................  $ 9,234       $15,992
Net property and equipment................................................................   23,119        17,406
Total assets..............................................................................   46,438        47,884
Total debt and capital leases, including current maturities...............................   15,089            --
Total shareholders' equity................................................................   17,688        37,625


---------------

(1) The pro forma statement of income data give effect to the following adjustments as if the transactions had been completed as of the beginning of the periods indicated: (i) the adjustments to historical lease costs for certain facilities leased by the Company from related parties and the recharacterization of such leases from capital to operating; (ii) the elimination of deferred stock option compensation; (iii) the reduction of interest expense related to existing debt obligations to be repaid from the net proceeds from the Offering; (iv) the elimination of minority earnings as a result of the Company's purchase of certain minority stock ownership interests; and (v) the recording of federal and state income taxes as if all operations of the Company had been taxed as a C Corporation.

    The pro forma weighted average common shares outstanding has been increased by the 3,750,000 shares of the Offering, the net proceeds of which will fund the Distribution and the retirement of existing debt obligations, and the Company's issuance of 67,800 shares of Common Stock in exchange for certain minority stock ownership interests. See "Selected Unaudited Condensed Pro Forma Financial Data" and related Notes thereto, included elsewhere in this Prospectus.

    The Company expects that its quarter ended December 31, 1997 will be affected by two non-recurring adjustments. The Company will incur a non-cash expense of approximately $2.6 million, net of tax, associated with the elimination of repurchase obligations contained in certain of its stock option plans. Also, in connection with the termination of S Corporation status, the Company will record a non-cash benefit from net deferred tax assets of approximately $3.3 million. These adjustments have not been reflected in the pro forma statement of income data.

(2) Effective July 1, 1996, the Company changed its useful life assumptions for certain categories of property and equipment, resulting in a $1,620,000 reduction in depreciation and amortization expense in fiscal 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and Note 3 to the Consolidated Financial Statements.

(3) Represents compensation expense related to the Company's obligation, under certain conditions, to repurchase securities issued under certain of the Company's stock option plans. Such repurchase obligation terminates effective with the Offering.

(4) Represents charges related principally to the termination of certain workers' compensation insurance with the State of Ohio's Bureau of Workers' Compensation by the Company. This change occurred effective October 1, 1993 whereby the Company restructured its primary workers' compensation insurance program with respect to the State of Ohio.

(5) Certain of the Company's subsidiaries were historically taxed as C Corporations and appropriate provisions for federal and state income taxes were recorded.

(6) Adjusted to reflect the following as if they had occurred on September 30, 1997: (i) the Distribution and a related sale of certain assets; (ii) the recognition of net deferred tax assets resulting from the termination of S Corporation status; (iii) the elimination of deferred stock option compensation related to certain of the Company's stock option plans; (iv) the issuance of Common Stock in connection with the Company's purchase of certain minority stock ownership interests; (v) the elimination of capital lease liability as a result of restructuring certain lease agreements with related parties; and (vi) the sale of 3,750,000 shares of Common Stock hereby offered by the Company and the application of the net proceeds therefrom.

                                  RISK FACTORS

     An investment in the Common Stock offered by this Prospectus involves a high degree of risk. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Common Stock.


HIGHLY COMPETITIVE INDUSTRY



     The industrial services industry is highly competitive and fragmented and requires substantial labor and capital resources. Each of the geographic markets in which the Company competes or will likely compete is served by one or more of the larger national or regional industrial services companies, as well as numerous local industrial services companies of varying sizes and resources. The larger national or regional industrial service companies, which are typically divisions or subsidiaries of engineering, construction or other service firms, are estimated to account for approximately 40% of the market. The remainder of the industrial services market is estimated to be serviced by over 9,000 private firms with estimated revenues of less than $10 million per year each. The larger industrial services companies may have significantly greater financial and other resources than the Company. From time to time, these or other competitors may reduce the price of their services in an effort to expand market share. These practices may either require MPW to reduce the pricing of its services or result in a loss of business. There can be no assurance that the Company will be able to compete effectively with existing or potential competitors and any inability to compete would have a material adverse effect on the Company's competitive strategies, results of operations and its efforts to achieve its objectives. See "Business -- Competition."



VOTING CONTROL OF CURRENT SHAREHOLDERS



     Upon the completion of the Offering, Monte R. Black, Chairman and Chief Executive Officer, will own beneficially, directly and indirectly, approximately 62.3% of the outstanding Common Stock (approximately 59.0% assuming exercise of the Underwriters' over-allotment option). Accordingly, Mr. Black will be able to exercise control over the Company's affairs, the election of individuals to the Board of Directors and the outcome of other matters submitted to a vote of shareholders. See "Principal Shareholders."



DEPENDENCE ON CUSTOMER OUTSOURCING



     The Company's business and growth strategies depend in large part on the continuation of a trend toward outsourcing industrial services. The decision to outsource is dependent upon customer perception that outsourcing may provide higher quality services at a lower overall cost and such decision is subject to change at the customer's discretion. There can be no assurance that the trend toward outsourcing industrial services will continue, as organizations, due to perceptions of quality or pricing advantages, may elect to perform such services in-house. In addition, labor unions representing employees of certain of the Company's current and prospective customers have generally opposed the outsourcing trend and sought to direct to union employees the performance of services typical of those offered by the Company. A reversal of the trend toward outsourcing could have a material adverse effect on the Company's business and growth strategies. See "Business -- Industry Overview."


CONCENTRATION OF CUSTOMERS


     In fiscal 1997, MPW's ten largest customers represented 42.1% of revenues. General Motors Corporation represented 10.4% of fiscal 1997 revenues. Substantially all of the Company's arrangements to perform services may be terminated or modified by its customers at will and without penalty. Although MPW has historically maintained long-term relationships with many customers, a portion of the Company's services are project oriented and the Company has few long-term contracts. The Company's loss of, and failure to replace the revenues from, one or more large customers, could have a material adverse effect on the Company's business, results of operations and financial condition.

AVAILABILITY OF LABOR PERSONNEL


     MPW's industrial cleaning and facility support services are labor intensive. The Company employs a large number of hourly workers in order to provide its services and incurs substantial expenses for recruiting and training new personnel. Approximately 80% of the Company's workforce is comprised of hourly workers. The current low unemployment rate in certain geographic areas in which MPW operates has contracted the labor pool available to the Company in those areas. The Company has historically experienced a high level of turnover, and there can be no assurance that the Company will be able to successfully attract and retain employees. There can be no assurance that the Company will be able to maintain a labor force adequate to operate efficiently, that the Company's labor expenses will not increase as a result of a shortage in the supply of hourly workers or that the Company will not have to curtail its growth strategy as a result of labor shortages.


RISKS RELATED TO GROWTH THROUGH ACQUISITIONS


     One of MPW's business strategies is to increase its revenues, earnings and market share through the acquisition of businesses that complement its existing operations, expand its service capabilities or provide it with an entry into markets it does not currently serve. Growth through acquisitions involves substantial risks, including the risk of improper valuation of the acquired business and the risk of inadequate integration. There can be no assurance that suitable acquisition candidates will be available, that the Company will have access to financing or that MPW will be able to acquire or profitably integrate such additional businesses. The Company may compete for acquisition and expansion opportunities with companies that have significantly greater financial resources than the Company. In addition, to the extent that consolidation becomes more prevalent in the industry, the prices for attractive acquisition candidates may be increased, and there can be no assurance that businesses acquired in the future will achieve levels of profitability that justify the investment therein. The risks associated with growth through acquisitions could have a material adverse effect on the Company's growth strategies as well as its business, results of operations and financial condition. See
"Business -- Strategy."



DEPENDENCE ON SENIOR MANAGEMENT


     MPW's success is largely dependent upon the efforts of the members of its senior management team, particularly Monte R. Black, Chairman and Chief Executive Officer, and Ira O. Kane, President and Chief Operating Officer. If these executive officers or certain other officers of the Company do not to continue in their present positions, or if a material number of other managers fail to continue with the Company, MPW's business could be adversely affected. See "Management."


FLUCTUATIONS IN QUARTERLY RESULTS



     The Company's quarterly results of operations may fluctuate as a result of a number of factors over which the Company has no control, including its customers' budgetary constraints, the timing and duration of its customers' planned maintenance activities and shutdowns and changes in its competitors' pricing policies. Also, certain operating and fixed costs remain relatively constant throughout the fiscal year, which when offset by differing levels of revenues may result in fluctuations in quarterly operating results. The Company's results of operations tend to vary seasonally, with the third quarter generating the least amount of revenues, higher revenues in the second quarter and the greatest amount of revenues in the first and fourth quarters. As a result, the Company's financial performance can vary significantly from quarter to quarter, which could have an impact on the Company's stock price.



GENERAL ECONOMIC CONDITIONS



     The Company's results of operations may fluctuate as a result of general economic conditions. Many of the Company's customers operate in industries, such as the automotive and steel industries, which have historically shown sensitivity to recessions and other adverse conditions in the general economy. Consequently, a general or regional economic downturn may result in a reduction in the demand for the Company's services and, thus, have a material adverse effect on the Company's business, results of operations and financial condition.

NO PRIOR PUBLIC MARKET FOR COMMON STOCK



     Prior to the Offering, there has been no public market for the Common Stock. MPW has made application to list the Common Stock for quotation on the Nasdaq National Market; however, there can be no assurance that an active trading market will develop subsequent to the Offering or, if developed, that it will be sustained. The initial public offering price for the Common Stock was determined by negotiation between the Company and the Underwriters and may bear no relationship to the price at which the Common Stock will trade after the Offering. See "Underwriting" for the factors considered in determining the initial public offering price.



POTENTIAL STOCK PRICE VOLATILITY



     After the Offering, the market price of the Common Stock may be subject to significant fluctuations in response to numerous factors, including the timing of any acquisitions by the Company, variations in the Company's or its competitors' annual or quarterly financial results, changes by financial analysts in their estimates of the future earnings of the Company, conditions in the economy in general or in the Company's industry in particular, unfavorable publicity or changes in applicable laws and regulations. The stock market has also, from time-to-time, experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies whose securities are publicly traded. Following periods of volatility in the market price of a company's securities, securities class action litigation frequently has been commenced against such companies. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company. Any adverse determination in such litigation could also subject the Company to significant liabilities.



DILUTION



     Purchasers of the Common Stock offered hereby will experience an immediate and substantial dilution of $6.52 in the net tangible book value per share of their investment (assuming an initial public offering price of $10.00 per share). In the event MPW issues additional Common Stock in the future, including Common Stock that may be issued in connection with future acquisitions, purchasers of Common Stock in the Offering may experience further dilution in the net tangible book value per share of the Common Stock. See "Dilution."


SHARES ELIGIBLE FOR FUTURE SALE


     Sales of substantial amounts of Common Stock in the public market following the Offering, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. Upon consummation of the Offering, 10,046,000 shares of Common Stock will be outstanding. The shares of Common Stock sold in the Offering are freely saleable in the public market, unless acquired by affiliates of MPW. All of the shares outstanding prior to completion of the Offering are subject to contractual or other restrictions that prohibit the shareholder from offering, selling, transferring, pledging, contracting to do the same or otherwise disposing of such shares for a period of 180 days after the date of this Prospectus without the consent of Raymond James & Associates, Inc. After this 180-day period expires, 6,200,000 shares will be eligible for resale in the public market under Rule 144 promulgated under the Securities Act of 1933, as amended ("Securities Act"). See "Shares Eligible for Future Sale." After the completion of the Offering, the Company intends to file a registration statement under the Securities Act to register up to 1,204,000 shares issuable upon exercise of stock options granted or to be granted under its stock option plans. After the filing of such registration statement and subject to certain restrictions under Rule 144, these shares will be freely saleable in the public market immediately following exercise of such options. See "Description of Capital Stock," "Executive Compensation -- Stock Option Plans," "Shares Eligible for Future Sale" and "Certain Related Party and Other Transactions."


ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and the Amended and Restated Code of Regulations (the "Code of Regulations") and of the Ohio General Corporation Law (the "OGCL"), together or separately, could discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for the Common Stock, including provisions that (i) require certain supermajority votes; and (ii) establish certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at shareholders' meetings. The Board of Directors of the Company will also have authority to issue one or more series of preferred stock without further shareholder approval and upon terms as the Board of Directors may determine. Issuance of preferred stock could adversely affect holders of the Common Stock in the event of liquidation of the Company or delay, defer or prevent an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. Additionally, Section 1701.831 of the OGCL contains provisions that require shareholder approval of any proposed "control share acquisition" of any Ohio corporation; and Chapter 1704 of the OGCL contains provisions that restrict certain business combinations and other transactions between an Ohio corporation and interested shareholders. See "Description of Capital Stock -- Ohio Law and Certain Charter Provisions."

DIVIDEND POLICY

     The Company currently anticipates that, after the completion of the Offering, all of its earnings will be retained for development and expansion of the Company's business and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. The Company's credit facilities contain covenants that prohibit the payment of cash dividends. See "Dividend Policy."

                           PRIOR S CORPORATION STATUS

     Effective July 1, 1987, MPW Industrial Services, Inc. ("Industrial") elected to be treated as an S Corporation under subchapter S of the Internal Revenue Code of 1986, as amended, for federal income tax purposes and under comparable state tax laws. As a result of the S Corporation election, Industrial's shareholders have been taxed directly on Industrial's income, whether or not such income was distributed, and Industrial has not been subject to federal income tax at the corporate level.


     Since 1987, Industrial has made periodic distributions to its shareholders. The balance of taxed or taxable accumulated undistributed earnings that have not been distributed is reflected in an "accumulated adjustments account" (the "AAA account"). Prior to the Offering, Industrial terminated its S Corporation status and declared a dividend of $21.2 million evidenced by promissory notes (the "AAA Notes"), an amount approximately equal to the undistributed earnings in the AAA account on which the shareholders either have paid or will be required to pay income taxes (the "Distribution"). A portion of the proceeds of the Offering will be used to repay the AAA Notes. See "Use of Proceeds" and "Certain Related Party and Other Transactions."


     The existing shareholders have agreed to indemnify the Company for any federal and state taxes (including penalties and interest, if any) payable by the Company as a result of Industrial not qualifying as an S Corporation for any period prior to the termination of its S Corporation status.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of 3,750,000 shares of Common Stock offered hereby are estimated to be $34.3 million at an assumed initial offering price of $10.00 per share ($39.5 million if the Underwriters' over-allotment option is exercised in full). Of the net proceeds to be received by the Company, approximately $12.4 million will be used to repay a portion of the outstanding principal amount of the AAA Notes, and approximately $13.0 million will be used to repay outstanding indebtedness including amounts owed under a revolving credit facility and long-term note arrangement with the Company's principal banks (the "Banks"). The net proceeds will also be used to pay when due the remaining $5.2 million outstanding principal amount of the AAA Notes (approximately $1.0 million due on December 31, 1997 and the balance of $4.2 million due on April 15, 1998), which amount approximates the income tax liability of Industrial's shareholders for income earned from January 1, 1997 through the termination of S Corporation status. The remaining net proceeds, if any, will be used for general corporate purposes. Pending specific application of the net proceeds, the Company intends to invest unused net proceeds in short-term investment grade securities or money market instruments.


     As of September 30, 1997, the Company's revolving credit facility had an outstanding balance of $7.1 million and a weighted average interest rate of 7.06%. The revolving credit facility bears interest at the prime rate less 0.5% or, at the Company's option, the Eurodollar market rate plus 1.0%. Under the long-term note arrangement, the Company entered into promissory notes with the Banks with an aggregate outstanding balance as of September 30, 1997 of $5.9 million. The long-term notes bear interest at the prime rate less 0.25% or, at the Company's option, the Eurodollar market rate plus 1.25%. The weighted average interest rate for the notes as of September 30, 1997 was 6.91%.

                                DIVIDEND POLICY

     The Company anticipates that all future earnings will be retained to finance the Company's operations and for the growth and development of its business. Accordingly, the Company does not currently anticipate paying cash dividends on its Common Stock. The payment of any future dividends will be subject to the discretion of the Board of Directors of the Company and will depend on the Company's results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors that the Board of Directors deem relevant. The Company's credit facilities contain covenants that prohibit the payment of cash dividends.

                                 CAPITALIZATION

     The following table sets forth the current maturities of long-term debt and capitalization as of September 30, 1997 on an actual basis, pro forma as of such date to reflect the transactions set forth in Note (1) hereto, and pro forma as adjusted to reflect the transactions set forth in Note (1) hereto and application of the estimated net proceeds from the sale of the 3,750,000 shares of Common Stock offered hereby at an assumed initial offering price of $10.00 per share, after deducting the estimated underwriting discounts and commissions and offering expenses. See "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.


                                                                      SEPTEMBER 30, 1997
                                                           -----------------------------------------
                                                                                          PRO FORMA
                                                           ACTUAL      PRO FORMA (1)     AS ADJUSTED
                                                           -------     -------------     -----------
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)

Current maturities of long-term debt and capital lease
  obligations............................................  $   965        $   880          $    --
                                                           =======        =======          =======

Long-term debt, excluding current maturities.............  $12,096        $29,696          $    --
Capital lease obligations, excluding current
  maturities.............................................    2,028             --               --
Shareholders' equity:
  Preferred stock, $0.01 par value; 5,000,000 shares
     authorized; no shares outstanding...................       --             --               --
  Common stock, no par value; 30,000,000 shares
     authorized; 6,200,000 shares outstanding, Actual;
     6,267,800 shares outstanding, Pro Forma; 10,017,800
     shares outstanding, Pro Forma As Adjusted...........       62             63              100
  Additional paid-in capital.............................      837          2,022           36,260
  Retained earnings......................................   16,789          1,265            1,265
                                                           -------        -------          -------
          Total shareholders' equity.....................   17,688          3,350           37,625
                                                           -------        -------          -------
          Total capitalization...........................  $31,812        $33,046          $37,625
                                                           =======        =======          =======


---------------


(1) Pro forma data assume the following transactions had occurred on September 30, 1997: (i) the issuance of $17.6 million of AAA Notes; (ii) the recognition of net deferred tax assets resulting from the termination of S Corporation status; (iii) the elimination of deferred stock option compensation related to certain of the Company's stock option plans; (iv) the issuance of Common Stock in connection with the Company's purchase of certain minority stock ownership interests; (v) the elimination of capital lease liability as a result of restructuring certain lease agreements with related parties; and (vi) the reclassification of the remaining AAA account from retained earnings to additional paid-in capital as a result of termination of S Corporation status. See "Prior S Corporation Status" and
    Note 14 to the Consolidated Financial Statements.

                                    DILUTION


     The Company's net tangible book value as of September 30, 1997 was $15.2 million (excluding intangible assets of $2.5 million), or $2.45 per share of Common Stock. Net tangible book value per share represents the amount of the Company's total tangible assets less its total liabilities, divided by the total number of shares of Common Stock outstanding. After giving effect to the adjustments described in Note (1) hereto, the pro forma net tangible book value as of September 30, 1997 would have been $632,000 or $0.10 per share.



     After giving effect to the adjustments described in Note (1) hereto and to the sale by the Company of Common Stock in the Offering at an assumed initial public offering price of $10.00 per share (and after deduction of the estimated underwriting discounts and commissions and offering expenses), the pro forma net tangible book value as of September 30, 1997 would have been approximately $34.9 million or $3.48 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $3.38 per share to existing shareholders and an immediate dilution in net tangible book value of $6.52 per share to purchasers of Common Stock in the Offering, as illustrated in the following table:



Assumed initial public offering price per share............................             $10.00
  Net tangible book value per share at September 30, 1997..................  $ 2.45
  Adjustment in net tangible book value per share (1)......................   (2.35)
                                                                             ------
  Pro forma net tangible book value per share..............................    0.10
                                                                             ------
Increase per share attributable to existing shareholders...................    3.38
                                                                             ------
Pro forma net tangible book value per share after the Offering.............               3.48
                                                                                        ------
Net tangible book value dilution per share to new investors................             $ 6.52
                                                                                        ======


---------------


(1) Pro forma data assume the following transactions had occurred on September 30, 1997: (i) the issuance of $17.6 million of AAA Notes; (ii) the recognition of net deferred tax assets resulting from the termination of S Corporation status; (iii) the elimination of deferred stock option compensation related to certain of the Company's stock option plans; and
    (iv) the issuance of Common Stock in connection with the Company's purchase of certain minority stock ownership interests. See "Prior S Corporation Status" and Note 14 to the Consolidated Financial Statements.


     The Company had outstanding stock options exercisable for 1,204,000 shares of Common Stock at a weighted average exercise price of $3.94 per share. If these options are exercised, further dilution to new investors will occur. The Company may also issue additional shares to effect future potential business acquisitions or upon exercise of future stock option grants or equity awards, which could also result in additional dilution to then existing shareholders. See "Executive Compensation -- Stock Option Plans."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected financial data presented below as of and for each of the years in the five-year period ended June 30, 1997 have been derived from the Consolidated Financial Statements, which have been audited by Ernst & Young LLP, independent auditors. The selected financial data set forth below for the Company as of and for the three months ended September 30, 1996 and 1997 have been derived from unaudited consolidated financial statements of the Company that have been prepared on the same basis as the audited Consolidated Financial Statements and include all adjustments, consisting of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and results of operations for the periods presented. Operating results for the three-month period ended September 30, 1997 are not necessarily indicative of the results that may be expected for the full fiscal year. The selected consolidated financial data below should be read in conjunction with the audited Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                      THREE MONTHS
                                                                                          ENDED
                                                YEAR ENDED JUNE 30,                   SEPTEMBER 30,
                                  -----------------------------------------------   -----------------
                                   1993      1994      1995      1996      1997      1996      1997
                                  -------   -------   -------   -------   -------   -------   -------
                                                            (IN THOUSANDS)
STATEMENT OF INCOME DATA:
Revenues......................... $47,875   $49,172   $56,305   $58,430   $72,908   $19,422   $21,865
Costs and expenses:
  Cost of services...............  31,696    31,759    37,768    37,543    48,460    12,641    14,380
  Selling, general and
     administrative expenses.....   8,260     9,265    10,208    11,009    13,603     3,205     3,545
  Depreciation and amortization
     (1).........................   4,493     4,589     4,356     4,933     3,655       935       866
  Deferred stock option
     compensation (2)............      --        --        --        --     2,764     2,189       160
  Non-recurring item (3).........      --     1,011        --        --        --        --        --
                                  -------   -------   -------   -------   -------   -------   -------
  Total costs and expenses.......  44,449    46,624    52,332    53,485    68,482    18,970    18,951
                                  -------   -------   -------   -------   -------   -------   -------
Income from operations...........   3,426     2,548     3,973     4,945     4,426       452     2,914
Interest expense, net............     479       274       104       541       974       214       335
Minority earnings................      --        --        --       172       207       125        99
                                  -------   -------   -------   -------   -------   -------   -------
Income from continuing operations
  before income taxes............   2,947     2,274     3,869     4,232     3,245       113     2,480
Provision for income taxes (4)...     112       134       331       360     1,085        44       149
                                  -------   -------   -------   -------   -------   -------   -------
Income from continuing
  operations.....................   2,835     2,140     3,538     3,872     2,160        69     2,331
Discontinued operations, net of
  income taxes...................     121       268       367       163        --        --        --
                                  -------   -------   -------   -------   -------   -------   -------
Net income....................... $ 2,956   $ 2,408   $ 3,905   $ 4,035   $ 2,160   $    69   $ 2,331
                                  =======   =======   =======   =======   =======   =======   =======


                                                     JUNE 30,
                                  -----------------------------------------------    SEPTEMBER 30,
                                   1993      1994      1995      1996      1997           1997
                                  -------   -------   -------   -------   -------   ----------------
                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.................. $ 6,106   $ 4,394   $ 3,906   $ 2,521   $ 7,069       $  9,234
Net property and equipment.......  14,391    13,004    12,775    21,258    23,400         23,119
Total assets.....................  26,948    26,579    27,695    39,468    45,285         46,438
Total debt and capital leases,
  including current maturities...   5,163     2,328     1,234    12,471    14,732         15,089
Total shareholders' equity.......  16,808    16,681    16,605    16,067    16,478         17,688


---------------
(1) Effective July 1, 1996, the Company changed its useful life assumptions for certain categories of property and equipment, resulting in a $1,620,000 reduction in depreciation and amortization expense in fiscal 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and Note 3 to the Consolidated Financial Statements.

(2) Represents compensation expense related to the Company's obligation, under certain conditions, to repurchase securities issued under certain of the Company's stock option plans. Such repurchase obligation terminates effective with the Offering.

(3) Represents charges related principally to the termination of certain workers' compensation insurance with the State of Ohio's Bureau of Workers' Compensation by the Company. This change occurred effective October 1, 1993 whereby the Company restructured its primary workers' compensation program with respect to the State of Ohio.

(4) Certain of the Company's subsidiaries were historically taxed as C Corporations and appropriate provisions for federal and state income taxes were recorded.

             SELECTED UNAUDITED CONDENSED PRO FORMA FINANCIAL DATA


     The selected unaudited condensed pro forma financial data have been derived from the historical financial statements of the Company. The unaudited pro forma statement of income data for the year ended June 30, 1997 and the three months ended September 30, 1997 give effect to the Offering and certain other transactions described below as if these transactions had occurred at the beginning of each such period. The unaudited condensed pro forma balance sheet data give effect to such transactions and to the Offering and the use of the net proceeds therefrom after deducting underwriting discounts and estimated expenses payable by the Company as if such transactions had occurred on September 30, 1997. See "Prior S Corporation Status" and "Use of Proceeds." The Company expects that its quarter ended December 31, 1997 will be affected by two non-recurring adjustments. The Company will incur a non-cash expense of approximately $2.6 million, net of tax, associated with the elimination of repurchase obligations contained in certain of its stock option plans. Also, in connection with the termination of S Corporation status, the Company will record a non-cash benefit from net deferred tax assets of approximately $3.3 million. These adjustments have not been reflected in the pro forma statement of income data. The selected unaudited condensed pro forma financial data and accompanying Notes should be read in conjunction with the Consolidated Financial Statements and the Notes thereto appearing elsewhere herein. The unaudited pro forma financial data is provided for informational purposes only and does not purport to represent what the Company's financial position or results of operations actually would have been had the transactions described therein been completed as of the date or at the beginning of the period indicated, or to project the Company's financial position or results of operations at any future date or for any future period.



                                                      YEAR ENDED JUNE 30, 1997        THREE MONTHS ENDED SEPTEMBER 30, 1997
                                               ------------------------------------   ------------------------------------
                                               HISTORICAL   ADJUSTMENTS   PRO FORMA   HISTORICAL   ADJUSTMENTS   PRO FORMA
                                               ----------   -----------   ---------   ----------   -----------   ---------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenues.....................................   $ 72,908      $    --      $72,908     $ 21,865      $    --      $21,865
Costs and expenses:
  Cost of services...........................     48,460           --       48,460       14,380           --       14,380
  Selling, general and administrative
    expenses.................................     13,603          708(1)    14,311        3,545           42(1)     3,587
  Depreciation and amortization..............      3,655         (613)(1)    3,042          866          (25)(1)      841
  Deferred stock option compensation.........      2,764       (2,764)(2)       --          160         (160)(2)       --
                                                 -------      -------      -------      -------      -------      -------
  Total costs and expenses...................     68,482       (2,669)      65,813       18,951         (143)      18,808
                                                 -------      -------      -------      -------      -------      -------
Income from operations.......................      4,426        2,669        7,095        2,914          143        3,057
Interest expense, net........................        974         (347)(1)       --          335          (85)(1)       --
                                                                 (627)(3)                               (250)(3)
Minority earnings............................        207         (207)(4)       --           99          (99)(4)       --
                                                 -------      -------      -------      -------      -------      -------
Income before income taxes...................      3,245        3,850        7,095        2,480          577        3,057
Provision for income taxes...................      1,085        1,753(5)     2,838          149        1,074(5)     1,223
                                                 -------      -------      -------      -------      -------      -------
Net income...................................   $  2,160      $ 2,097      $ 4,257     $  2,331      $  (497)     $ 1,834
                                                 =======      =======      =======      =======      =======      =======
Earnings per common share....................                              $  0.40                                $  0.17
                                                                           =======                                =======
Weighted average common shares outstanding
  (6)........................................                               10,747                                 10,747



                                                                              SEPTEMBER 30, 1997
                                                     --------------------------------------------------------------------
                                                                   PRO FORMA                     OFFERING        PRO FORMA
                                                     HISTORICAL   ADJUSTMENTS     PRO FORMA   ADJUSTMENTS (7)   AS ADJUSTED
                                                     ----------   -----------     ---------   ---------------   -----------
                                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Assets:
Current assets.....................................   $ 20,458     $   2,094(8)    $22,552       $   3,699        $26,251
Net property and equipment.........................     23,119        (2,113)(1)    17,406              --         17,406
                                                                      (3,600)(9)
Other assets.......................................      2,861           200(10)     4,227              --          4,227
                                                                       1,166(8)
                                                       -------      --------       -------        --------        -------
Total assets.......................................   $ 46,438     $  (2,253)      $44,185       $   3,699        $47,884
                                                       =======      ========       =======        ========        =======
Liabilities and equity:
Current liabilities, excluding current maturities
  of long-term debt................................   $ 10,259     $      --       $10,259       $      --        $10,259
Current maturities of long-term debt...............        965           (85)(1)       880            (880)            --
Long-term debt, excluding current maturities.......     12,096        21,200(11)    29,696         (29,696)            --
                                                                      (3,600)(9)
Capital leases, excluding current maturities.......      2,028        (2,028)(1)        --              --             --
Deferred stock option compensation.................      2,924        (2,924)(2)        --              --             --
Minority interest..................................        478          (478)(4)        --              --             --
Shareholders' equity:
  Common stock.....................................         62             1(12)        63              37            100
  Additional paid-in capital.......................        837         1,185(12)     2,022          34,238         36,260
  Retained earnings................................     16,789       (15,524)(12)    1,265              --          1,265
                                                       -------      --------       -------        --------        -------
Total equity.......................................     17,688       (14,338)(12)    3,350          34,275         37,625
                                                       -------      --------       -------        --------        -------
Total liabilities and equity.......................   $ 46,438     $  (2,253)      $44,185       $   3,699        $47,884
                                                       =======      ========       =======        ========        =======

---------------

 (1) Reflects the adjustment of historical lease costs for certain facilities leased by the Company from related parties and the recharacterization of such leases from capital to operating pursuant to restructured lease agreements to take effect in connection with the Offering.

 (2) Reflects the elimination of deferred stock option compensation related to the Company's obligation, under certain conditions, to repurchase securities issued under certain of the Company's stock option plans. Such repurchase obligation terminates effective with the Offering.

 (3) Reflects the reduction in interest expense related to the repayment of existing debt obligations from the net proceeds of the Offering.

 (4) Reflects the elimination of minority earnings and liability as a result of the issuance of Common Stock in connection with the Company's purchase of certain minority stock ownership interests to take effect upon completion of the Offering.

 (5) Reflects the recording of federal and state income taxes at an effective rate of 40% as if all operations of the Company had been taxed as a C Corporation.

 (6) Based on the weighted average common shares outstanding as adjusted for the Company's sale of 3,750,000 shares of Common Stock in the Offering, the net proceeds of which will be used to fund the Distribution and the reduction of existing debt obligations, and the Company's issuance of 67,800 shares of Common Stock in exchange for certain minority stock ownership interests.

 (7) Reflects the sale of 3,750,000 shares of Common Stock offered by the Company and the application of the net proceeds therefrom.

 (8) Reflects the recognition of net deferred tax assets resulting from the termination of S Corporation status.

 (9) Reflects the sale of a corporate aircraft to an entity controlled by the Company's principal shareholder.

(10) Reflects increase in goodwill related to purchase of minority stock ownership interests.

(11) Reflects the Distribution.


(12) Reflects adjustments to shareholders' equity as follows (in thousands):



                                                                   ADDITIONAL
                                                          COMMON    PAID-IN     RETAINED    TOTAL
                                                          STOCK     CAPITAL     EARNINGS    EQUITY
                                                          ------   ----------   --------   --------
          AAA account distribution......................   $ --     $     --    $(21,200)  $(21,200)
          Elimination of deferred stock option
            compensation................................     --        2,924          --      2,924
          Purchase of minority stock ownership
            interests...................................      1          677          --        678
          Recognition of net deferred tax assets........     --           --       3,260      3,260
          Reclassification of undistributed AAA.........     --       (2,416)      2,416         --
                                                            ---      -------    --------   --------
                                                           $  1     $  1,185    $(15,524)  $(14,338)
                                                            ===      =======    ========   ========

(13) The following table presents the Company's unaudited consolidated quarterly financial results on a pro forma basis represented by the individual line items reflected in the Company's consolidated statements of income for each of the four quarters in fiscal 1997. This information has been presented on the same basis as the Selected Unaudited Condensed Pro Forma Financial Data appearing previously and, in the Company's opinion, contains all necessary adjustments (consisting of normal recurring adjustments) to present fairly the Company's unaudited quarterly results. Interim operating results, however, are not necessarily indicative of the Company's results for any future period. See "Risk Factors -- Fluctuations in Quarterly Results."



                                                       THREE MONTHS ENDED
                                   ----------------------------------------------------------  YEAR ENDED
                                   SEPTEMBER 30,  DECEMBER 31,     MARCH 31,      JUNE 30,      JUNE 30,
                                       1996           1996           1997           1997          1997
                                   -------------  -------------  -------------  -------------  ----------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
     STATEMENT OF INCOME DATA:
     Revenues....................     $19,422        $18,157        $15,994        $19,335      $ 72,908
     Costs and expenses:
       Cost of services..........      12,641         11,925         10,900         12,994        48,460
       Selling, general and
          administrative
          expenses...............       3,382          3,476          3,588          3,865        14,311
       Depreciation and
          amortization...........         750            759            764            769         3,042
                                      -------        -------        -------        -------       -------
       Total costs and
          expenses...............      16,773         16,160         15,252         17,628        65,813
                                      -------        -------        -------        -------       -------
     Income from operations......       2,649          1,997            742          1,707         7,095
                                      -------        -------        -------        -------       -------
     Provision for income
       taxes.....................       1,060            798            297            682         2,838
                                      -------        -------        -------        -------       -------
     Net income..................     $ 1,589        $ 1,199        $   445        $ 1,025      $  4,257
                                      =======        =======        =======        =======       =======
     Earnings per common share...     $  0.15        $  0.11        $  0.04        $  0.10      $   0.40
                                      =======        =======        =======        =======       =======
     Weighted average common
       shares outstanding........      10,747         10,747         10,747         10,747        10,747

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains certain forward-looking statements that are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, the Company's management. The Company's future results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. See "Risk Factors" for a discussion of factors that could cause or contribute to such material differences.

OVERVIEW

     The Company has been providing industrial services to customers for over 25 years. In recent years, the Company added several key members to its management team and developed a strategy to more aggressively pursue acquisitions and internal growth initiatives, as well as to implement systems, controls and other infrastructure necessary to support future growth.


     In April 1996, the Company expanded into the complementary business of industrial air filtration services through the acquisition of Weston, with revenues of $8.6 million for the twelve-month period ended June 30, 1996. In October 1997, the Company acquired ESI, another industrial air filtration services business, with revenues of $6.7 million for the twelve-month period ended June 30, 1997. The Company intends to continuously evaluate opportunities to make acquisitions consistent with its growth strategy.


     MPW primarily derives its revenues by providing industrial services and materials under time and materials or fixed price agreements with its customers. Revenues from time and materials agreements are recognized based on labor and materials expended. Revenues from fixed price agreements are recorded based on the percentage of completion method.

     Cost of services includes all direct labor, materials, subcontractor and other costs related to the performance of MPW's services. Cost of services also includes all costs associated with the Company's operating equipment, excluding depreciation and amortization.

     Selling, general and administrative expenses include management salaries, clerical and administrative overhead, professional services, costs associated with marketing and sales efforts and costs associated with the Company's information systems.

     Depreciation and amortization consists of depreciation of operating equipment and amortization of capital leases and goodwill. Depreciation is calculated using the straight-line method over the estimated useful lives of property and equipment. Capital leases are amortized on a straight-line basis over the lease term and goodwill is amortized on a straight-line basis over a period not exceeding 25 years. Depreciation and amortization as a percentage of revenues declined in fiscal 1997 primarily as a result of the Company's decision to change its estimates of the useful lives of certain property and equipment, effective July 1, 1996. The Company made this change in order to more accurately reflect the Company's actual history of useful lives. The Company used the net book value of each of its property and equipment assets as of July 1, 1996 and applied the remaining useful life of each asset in the calculation of depreciation from that date forward. The change reduced fiscal 1997 depreciation and amortization expense by $1.6 million.

     The Company's consolidated results of operations include deferred stock option compensation in the amounts of $2.8 million for fiscal 1997 and $160,000 for the three months ended September 30, 1997. Under the terms of the Company's 1991 and 1994 stock option plans (the "Prior Stock Option Plans"), the Company was obligated to repurchase Common Stock issued by exercise of stock options at prices determined by a formula. The Company recorded deferred stock option compensation to reflect the appreciation relating to options granted and outstanding under the Prior Stock Option Plans. See Note 11 to the Consolidated Financial Statements. The Company's redemption obligation under the Prior Stock Option Plans terminates upon completion of the Offering. Deferred stock option compensation relating to the Company's redemption obligation will no longer be required to be reported in the Company's results of operations in future periods.

     Effective December 31, 1995, MPW disposed of its 70% interest in B&B Underground. See Note 4 to the Consolidated Financial Statements. The operations and subsequent sale of the Company's interest in B&B Underground have been accounted for as discontinued operations and the Consolidated Financial Statements have been restated to report this business separately as discontinued operations for all periods presented.

     Prior to the Offering, Industrial's S Corporation status was terminated. As such, the Company will be subject to applicable corporate income tax rates for all periods after this date. See "Prior S Corporation Status" and Note 9 to the Consolidated Financial Statements.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, selected consolidated statement of income data as a percentage of revenues:

                                                                            THREE MONTHS ENDED
                                              YEAR ENDED JUNE 30,              SEPTEMBER 30,
                                          ----------------------------     ---------------------
                                          1995      1996      1997 (1)     1996 (1)     1997 (1)
                                          -----     -----     --------     --------     --------
     Revenues...........................  100.0%    100.0%      100.0%       100.0%       100.0%
     Costs and expenses
       Cost of services.................   67.1      64.3        66.5         65.1         65.8
       Selling, general and
          administrative expenses.......   18.1      18.8        18.7         16.5         16.2
       Depreciation and amortization....    7.7       8.4         5.0          4.8          4.0
                                          -----     -----       -----        -----        -----
       Total costs and expenses.........   92.9      91.5        90.1         86.4         85.9
                                          -----     -----       -----        -----        -----
     Income from operations.............    7.1       8.5         9.9         13.6         14.1
       Interest expense, net............    0.2       0.9         1.3          1.1          1.5
       Minority earnings................     --       0.3         0.3          0.6          0.5
                                          -----     -----       -----        -----        -----
     Income from continuing operations
       before income taxes..............    6.9%      7.2%        8.2%        11.9%        12.1%
                                          =====     =====       =====        =====        =====

---------------

(1) Excludes deferred stock option compensation of $2.8 million for the year ended June 30, 1997 and $2.2 million and $160,000 for the three months ended September 30, 1996 and 1997, respectively. Including the effect of such expense, income from operations as a percentage of revenues would have been 6.1% for the year ended June 30, 1997 and 2.3% and 13.3% for the three months ended September 30, 1996 and 1997, respectively. Including the effect of such expense, income from continuing operations before income taxes as a percentage of revenues would have been 4.5% for the year ended June 30, 1997 and 0.6% and 11.3% for the three months ended September 30, 1996 and 1997, respectively.

  THREE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1996

     Revenues. Revenues increased by $2.4 million, or 12.6%, to $21.9 million for the three months ended September 30, 1997 from $19.4 million for the three months ended September 30, 1996 as a result of internal growth in each of the Company's principal service lines.

     Cost of Services. Cost of services increased by $1.7 million, or 13.8%, to $14.4 million for the three months ended September 30, 1997 from $12.6 million for the three months ended September 30, 1996. Cost of services as a percentage of revenues increased to 65.8% for the three months ended September 30, 1997 from 65.1% for the three months ended September 30, 1996 as a result of certain projects performed in the prior year's quarter that experienced higher margins than projects performed in the current year's quarter.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $340,000, or 10.6%, to $3.5 million for the three months ended September 30, 1997 from $3.2 million for the three months ended September 30, 1996. This increase was primarily due to the Weston acquisition, the commencement of operations of the container cleaning facility and an increase in other infrastructure investments in support of the Company's growth. Selling, general and administrative expenses decreased as a percentage of revenues to 16.2% for the three months ended September 30, 1997 from 16.5% for the three months ended September 30, 1996.

     Depreciation and Amortization. Depreciation and amortization decreased by $69,000, or 7.4%, to $866,000 for the three months ended September 30, 1997 from $935,000 for the three months ended September 30, 1996 and decreased as a percentage of revenues to 4.0% for the three months ended September 30, 1997 from 4.8% for the three months ended September 30, 1996. This decrease was primarily the result of the expiration of capital leases in April 1997 offset by increases in depreciation as a result of capital expenditures.

     Income from Operations. Income from operations increased $433,000, or 16.4%, to $3.1 million for the three months ended September 30, 1997 from $2.6 million for the three months ended September 30, 1996 and increased as a percentage of revenues to 14.1% for the three months ended September 30, 1997 from 13.6% for the three months ended September 30, 1996. The increase was due to the factors discussed above. Income from operations for the three months ended September 30, 1996 and 1997 have been calculated to exclude deferred stock option compensation of $2.2 million and $160,000, respectively.

     Interest Expense, net. Interest expense, net increased $121,000 to $335,000 for the three months ended September 30, 1997 from $214,000 for the three months ended September 30, 1996. This increase was primarily the result of an increase in the Company's borrowings under its credit facility to support the Company's working capital needs and the commencement of a capital lease with respect to the Company's container cleaning facility.

     Income from Continuing Operations before Income Taxes. For the reasons described above, the Company's income from continuing operations before income taxes increased by $338,000, or 14.7%, to $2.6 million for the three months ended September 30, 1997 from $2.3 million for the three months ended September 30, 1996. Income from continuing operations before income taxes as a percentage of revenues increased to 12.1% from 11.9% for the three months ended September 30, 1997 and 1996, respectively.

  FISCAL 1997 COMPARED TO FISCAL 1996

     Revenues. Revenues increased by $14.5 million, or 24.8%, to $72.9 million in fiscal 1997 from $58.4 million in fiscal 1996. This increase resulted primarily from the April 1996 acquisition of Weston, internal growth and revenues generated from the Company's industrial container cleaning facility that began full scale operations in September 1996. Revenues, exclusive of revenues resulting from the Weston acquisition, increased $5.4 million, or 9.7%, in fiscal 1997 over fiscal 1996. In addition to the opening of the Company's new industrial container cleaning facility in September 1996, internal growth was aided by three new offices opened in fiscal 1997 and related new customers, price increases and increased volume of services provided to certain existing customers.

     Cost of Services. Cost of services increased by $10.9 million, or 29.1%, to $48.5 million in fiscal 1997 from $37.5 million in fiscal 1996 and increased as a percentage of revenues to 66.5% in fiscal 1997 from 64.3% in fiscal 1996. As a percentage of revenues, exclusive of the effect of the Weston acquisition, costs of services increased to 64.8% for fiscal 1997 from 63.6% for fiscal 1996, which was primarily a result of investments made in personnel and infrastructure during fiscal 1996 and fiscal 1997 to strengthen the Company's service delivery capabilities in certain of its operations. The Weston operations tend to have higher cost of services as a percentage of revenues than the average for other Company operations.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $2.6 million, or 23.6%, to $13.6 million in fiscal 1997 from $11.0 million in fiscal 1996. This increase was primarily due to the Weston acquisition, the commencement of operations of the container cleaning facility and an increase in other infrastructure investments in support of the Company's growth. Selling, general and administrative expenses decreased as a percentage of revenues to 18.7% for fiscal 1997 from 18.8% for fiscal 1996 primarily due to the benefits of absorbing certain fixed selling, general and administrative expenses over an increased revenue base.

     Depreciation and Amortization. Depreciation and amortization decreased by $1.3 million, or 25.9%, to $3.7 million in fiscal 1997 from $4.9 million in fiscal 1996 and decreased as a percentage of revenues to 5.0% for fiscal 1997 from 8.4% for fiscal 1996. Effective July 1, 1996, the Company changed its estimates for the remaining useful lives of certain property and equipment to more accurately reflect the Company's actual history of useful lives. The Company used the net book value of each of its property and equipment assets as of July 1, 1996 and applied the remaining useful life of each asset in the calculation of depreciation from that date forward.

     Income from Operations. Income from operations increased $2.3 million, or 45.4%, to $7.2 million in fiscal 1997 from $4.9 million in fiscal 1996 and increased as a percentage of revenues to 9.9% for fiscal 1997 from 8.5% for fiscal 1996. The increase was due to the factors discussed above. The $7.2 million of fiscal 1997 income from operations has been calculated to exclude $2.8 million of deferred stock option compensation.

     Interest Expense, net. Interest expense, net increased $433,000 to $974,000 in fiscal 1997 from $541,000 in fiscal 1996. This increase was primarily the result of increased borrowings under the Company's credit facilities due to the Weston acquisition, the completion of the Company's industrial container cleaning facility and certain other capital expenditures.

     Income from Continuing Operations before Income Taxes. For the reasons described above, the Company's income from continuing operations before income taxes increased by $1.8 million, or 42.0%, to $6.0 million in fiscal 1997 from $4.2 million in fiscal 1996 and increased as a percentage of revenues to 8.2% for fiscal 1997 from 7.2% for fiscal 1996.

  FISCAL 1996 COMPARED TO FISCAL 1995

     Revenues. Revenues increased $2.1 million, or 3.8%, to $58.4 million in fiscal 1996 from $56.3 million in fiscal 1995. This increase resulted primarily from the Company's internal growth and the April 1996 acquisition of Weston. Such increase, however, was net of the loss of revenues from two significant customers in fiscal 1996 and suspension of the Company's industrial container cleaning operations during fiscal 1996 to complete the construction of its new container cleaning facility, which began full scale operations in September 1996. Excluding revenues from the customers lost and from the industrial container cleaning operations in fiscal years 1995 and 1996, the Company's revenues would have increased 16.8% in fiscal 1996 over fiscal 1995.

     Cost of Services. Cost of services decreased by $225,000, or 0.6%, to $37.5 million in fiscal 1996 from $37.8 million in fiscal 1995 and decreased as a percentage of revenues to 64.3% for fiscal 1996 from 67.1% for fiscal 1995. The decrease was primarily a result of the Company's initiatives to improve safety, reduce turnover and control insurance costs and, to a lesser extent, the result of increased utilization of the Company's equipment and operations personnel.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $801,000, or 7.8%, to $11.0 million in fiscal 1996 from $10.2 million in fiscal 1995 and increased as a percentage of revenues to 18.8% for fiscal 1996 from 18.1% for fiscal 1995. The increase was primarily due to the loss of customer revenues and suspension of industrial container cleaning operations in fiscal 1996.

     Depreciation and Amortization. Depreciation and amortization increased by $577,000, or 13.2%, to $4.9 million in fiscal 1996 from $4.4 million in fiscal 1995 and increased as a percentage of revenues to 8.4% for fiscal 1996 from 7.7% for fiscal 1995. The increase was a result of depreciation related to increased capital expenditures during fiscal 1996. During fiscal 1996, the Company had a total of $14.3 million in capital expenditures, including its new industrial container cleaning facility, capital equipment required as a result of the Company's growth and a corporate aircraft. The aircraft was sold by the Company at fair market value prior to the Offering. See "Certain Related Party and Other Transactions."

     Income from Operations. Income from operations increased $1.0 million, or 24.5%, to $4.9 million in fiscal 1996 from $4.0 million in fiscal 1995 and increased as a percentage of revenues to 8.5% for fiscal 1996 from 7.1% for fiscal 1995. The increase was due primarily to the factors discussed above.

     Interest Expense, net. Interest expense, net increased $437,000 to $541,000 in fiscal 1996 from $104,000 in fiscal 1995. This increase was primarily the result of increased borrowings under the Company's credit facilities due to the Weston acquisition, the construction of the Company's industrial container cleaning facility and capital expenditures.

     Income from Continuing Operations before Income Taxes. For the reasons described above, the Company's income from continuing operations before income taxes increased by $363,000, or 9.4%, to $4.2 million in fiscal 1996 from $3.9 million in fiscal 1995 and increased as a percentage of revenues to 7.2% for fiscal 1996 from 6.9% for fiscal 1995.

QUARTERLY RESULTS AND SEASONALITY

     The Company's results of operations tend to vary seasonally, with the third quarter generating the least amount of revenues, higher revenues in the second quarter and the greatest amount of revenues in the first and fourth quarters. The Company's quarterly results of operations may fluctuate significantly as a result of a number of factors over which the Company has no control, including its customers' budgetary constraints, the timing and duration of its customers' planned maintenance activities and shutdowns, changes in its competitors' pricing policies, and general economic conditions. Also, certain operating and fixed costs remain relatively constant throughout the fiscal year, which when offset by differing levels of revenues may result in fluctuations in quarterly operating results.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal sources of liquidity have been internally generated cash flows from operations and borrowings under credit arrangements. Principal uses of liquidity are capital expenditures, acquisitions and working capital associated with the Company's growth. The Company plans to repay all or a significant portion of its existing bank debt with proceeds from the Offering. To provide additional liquidity, the Company has obtained a commitment from Bank One and National City Bank, the Company's current banks, to provide a credit facility of approximately $50.0 million following the Offering. See "Use of Proceeds." The Company believes that the new credit facility will facilitate the Company's expansion strategy by making increased resources available for potential capital expenditures and acquisitions of other businesses. See "Business -- Strategy."

     During fiscal 1995, 1996 and 1997, net cash provided by operating activities was $10.1 million, $7.4 million and $ 5.0 million, respectively. At September 30, 1997, the Company had cash and cash equivalents of $532,000, working capital of $9.2 million and had availability under its existing credit agreements of $7.9 million.

     Capital expenditures totaled $5.4 million, $14.3 million and $5.9 million in fiscal 1995, 1996 and 1997, respectively, primarily for additional operating equipment. During fiscal 1996, the Company completed its industrial container cleaning facility for a total cost of approximately $5.8 million. The Company's policy is to generally purchase or construct equipment required for its operations rather than to lease such equipment.

     During fiscal 1995, 1996, and 1997, the Company made distributions to its shareholders primarily to fund their payment of taxes due on S Corporation income in the amounts of $4.0 million, $4.6 million and $2.3 million, respectively.

     The Company is party to various credit arrangements with the Banks (the "Existing Credit Agreement"). The Company currently has a $12.0 million revolving credit facility that matures on December 31, 1998. The Company's current borrowing rate under the revolving credit facility is the prime rate minus 0.5% or, at the Company's option, the Eurodollar market rate plus 1.0%. Outstanding borrowings under the revolving credit facility were $7.1 million as of September 30, 1997. The Company's weighted average interest rate on the revolving credit facility as of September 30, 1997 was 7.06%. In addition, the Company has term loans with the Banks totaling $5.9 million as of September 30, 1997, with maturities ranging from December 31, 2002 to July 31, 2006. The Company's current borrowing rate for the term loans is the Eurodollar market rate plus 1.25%. The Company's weighted average interest rate for the term loans as of September 30, 1997 was 6.91%. The Company expects to repay the outstanding balance of the revolving credit facility and the term notes with the proceeds of the Offering.

     Following the Offering, the Company expects to enter into a new credit agreement with the Banks (the "New Credit Agreement") to replace its Existing Credit Agreement. The New Credit Agreement will provide the Company with a $50.0 million, three-year, unsecured revolving credit facility with similar terms and conditions as are in the Existing Credit Agreement. The Company believes that the New Credit Agreement will provide it with additional financial and operating flexibility. Specifically, the New Credit Agreement will increase the Company's borrowing capacity, will permit the Company to continue to borrow at Eurodollar-based rates and will facilitate capital expenditures and acquisitions. Availability under the New Credit Agreement will be based on the relationship of the Company's total long-term debt to equity and the pricing of such funding will change in accordance with formulas based on aggregate borrowings and financial performance as measured by interest coverage and by the ratio of debt to equity, similar to the Existing Credit Agreement.


     The Company believes that the proceeds from the Offering, cash on hand, cash flow from operations and available borrowings under its Existing Credit Agreement will be sufficient to fund its currently planned capital projects and operations for at least the next 24 months. The Company continually seeks opportunities to expand its industrial services business. If acquisition opportunities develop, the Company may be required to obtain additional financing. The Company believes that over the short term (the next 12 months), the principal uses of liquidity will include capital expenditures and working capital associated with the Company's growth. Over the long term (12 to 24 months) the Company believes that the principal uses of liquidity will include capital expenditures, working capital and acquisitions of additional businesses. The Company believes that capital expenditures over the next 24 months will not be materially different from fiscal year 1997 levels, adjusted for revenue growth.


INFLATION

     The effects of inflation on the Company's operations were not significant during the periods presented in the Consolidated Financial Statements.

RECENT ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted for financial statements issued for periods ending after December 15, 1997. This statement establishes standards for computing and presenting earnings per share. It requires dual presentation of basic and diluted earnings per share on the face of the income statement and a reconciliation between the computations. The Company has not yet determined the impact of Statement No. 128 on its reported earnings per share.

     In June 1997, the Financial Accounting Standards Board issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, which is effective for fiscal years beginning after December 15, 1997. This statement establishes requirements for reporting information about operating segments. This statement may require a change in the way the Company presently reports financial information; however, the extent of the change, if any, has not been determined.

                                    BUSINESS

GENERAL


     MPW Industrial Services Group, Inc. is a leading provider of industrial services in the Midwest and Southeast, focused on technology-based industrial services, including industrial cleaning and facility support services, industrial air filtration services, industrial container cleaning, industrial process water purification and other specialized services. In fiscal 1997, the Company provided services to more than 500 customers. The Company serves customers in a broad range of industries including automotive, electric power, chemical, pulp and paper, steel, transportation, aerospace and other heavy manufacturing. The Company's services typically are performed within large industrial facilities and require the use of Company-owned equipment and specially trained personnel. The Company believes that its services are generally recurring in nature and are essential to manufacturing efficiency and safety at its customers' facilities. The Company has over 25 years of experience and currently has more than 1,300 employees, a network of 31 offices and over 1,000 pieces of operating equipment. See " -- Equipment."


INDUSTRY OVERVIEW


     The industrial services industry encompasses a broad range of manufacturing support activities such as cleaning, maintenance, turn around services, demolition and remediation. Farkas Berkowitz & Company, an independent market research firm, has provided materials to the Company that indicate that the industrial cleaning and maintenance market is in excess of $12 billion in annual revenues.


     The industrial services market is experiencing growth as increased competition is driving manufacturers to improve efficiency by reducing efforts expended on non-core operating activities. To increase efficiency, many companies are outsourcing non-core services and reducing their number of suppliers by developing mutually beneficial partnerships. Outsourcing allows companies to convert fixed costs to variable costs and streamline their organizations. More specifically, companies who outsource these types of services can reduce the number of permanent employees dedicated to non-core activities, increase their access to new technologies, reduce capital costs by shifting the costs of specialized equipment to their service providers and reduce liabilities by redirecting accountability. By reducing the number of suppliers, companies are able to lower administrative costs and supervision, increase suppliers' accountability and reduce potential liabilities. The Company believes that the outsourcing of such non-core functions allows manufacturers to better focus on revenue producing activities.

     The industrial cleaning and facility support segment of the industrial services market is fragmented and is estimated to exceed 9,500 firms, most of which are small and local in scope, with a limited number of national or major regional firms. The ability to offer customers a broad range of services at multiple locations is becoming an important factor as more companies realize the benefits of outsourcing. The Company believes that the industrial services industry has begun a period of consolidation as firms combine to improve personnel and equipment utilization, increase their market penetration, reduce capital costs and acquire additional skills useful to the customers they serve.

SERVICES

     The Company provides technology-based industrial services to over 500 customers from its 31 locations. Although industrial cleaning and facility support services comprise the Company's primary service lines, MPW provides other related services, such as air filtration, container cleaning and process water purification. The ability to offer multiple industrial services is a critical component of the Company's strategy.

     The Company is focused on helping customers to maximize the performance of their equipment through effective cleaning and to minimize equipment downtime required to perform maintenance functions. Both factors lead to increased efficiency and productivity in customer facilities. Several factors are critical to the Company's ability to provide value-added services, including substantial commitments to fleet and equipment maintenance and employee training. The Company believes that the condition of its equipment and the knowledge and training of its employees are critical components to each of its service offerings.

     The Company has developed PC-based software to assist in task design, scheduling, execution and monitoring for facility support services and large and complex projects. With this software, customers can obtain real-time progress and cost reports on such projects.

     The Company's industrial cleaning and facility support services principally include dry vacuuming, wet vacuuming, industrial power washing, water blasting, ultra-high pressure water blasting, cryojetic cleaning and chemical cleaning. Additionally, MPW performs industrial air filtration, container cleaning and process water purification. The following is a description of the Company's primary service lines.

  INDUSTRIAL CLEANING AND FACILITY SUPPORT

     The cornerstone of the Company's business is its industrial cleaning and facility support services that are provided primarily at customer facilities. These services accounted for 76% of the Company's fiscal 1997 revenues. The Company's industrial cleaning and facility support operations are provided on both a daily recurring basis and a project-by-project basis, as well as pursuant to longer-term arrangements. The Company uses conventional cleaning techniques and employs a number of specialized technologies including the following:

     Dry Vacuum. The Company's dry vacuum cleaning operation removes sand, grain, resins, coke, fly ash, powder and dozens of other materials for customers on regular cleaning schedules, during regularly scheduled outages and in emergency spill situations. The Company's fleet of dry vacuum vehicles has both trucks and chassis custom-built to the Company's specifications for maximum versatility, performance and durability. The dry vacuum vehicles operate around the clock if required, both on dry vacuum projects and as power boosters for wet vacuum tankers. MPW performs its dry vacuum services for customers in environments, such as heavy industrial boilers and precipitator ductwork, and provides site cleaning at steel mills, foundries, pulp and paper plants, mines, grain processing plants, aluminum plants and electric generating facilities.

     Wet Vacuum. The Company's wet vacuum cleaning operations provide for the removal of liquid and semi-solid waste for customers involved in the steel, cement, foundry, aluminum, pulp and paper, mining and grain processing industries as well as customers involved in electric power generation. The Company's custom fabricated vacuum tankers, with custom hydraulics and up to 6,500 gallon capacities, can handle liquids, sludges and semi-solids with pumping capacities ranging from 1,200 cfm to 4,500 cfm. The Company's wet vacuum equipment includes transport tankers, vacuum tankers, straight truck turbo vacuums and straight truck maxi vacuums.

     Industrial Power Wash. The Company's customized, hot high-pressure wash trucks, ideally suited for off-road heavy equipment cleaning, are totally self-contained, complete with water supply and 1,500,000 btu kerosene heaters and can deliver flow rates from 65 gpm to 180 gpm at pressures up to 3,000 psi. Beyond truck and equipment washing, the Company's industrial power wash business also services such diverse industrial needs as brick cleaning, building restoration, factory floor and ceiling cleaning and mill cleaning. MPW also performs hydrostatic pipeline testing to detect pipeline leaks through the injection of water at a prescribed pressure. In connection with its industrial power wash business, the Company has instituted certain environmental safeguards ranging from the use of environmentally acceptable soaps and degreasers to post-wash evaluation of residue.

     Water Blasting. MPW began its water blasting business by cleaning kettles and reactors in the paint and resin manufacturing industries. With custom-built high pressure pumps capable of up to 20,000 psi, and specially designed components for variable flow rates and coverage, the Company has the equipment and technology necessary for a variety of water blasting projects. The Company's water blasting projects have included such diverse services as exterior cleaning; removal of latex, phosphates, resins, coke, fly ash, black liquor, water scale, mastics, rust, asphalt, metal burrs, cement and other materials; the cleaning of piping, heat exchangers and boilers; and the cutting of grooves in cement pipes. The Company uses water blasting technology in paper mills, chemical plants, paint plants, oil refineries, power plants and various other industrial environments.

     Ultra-High Pressure Water Blasting. The Company provides ultra-high pressure industrial cleaning and cutting services using specially designed and fabricated equipment. Such ultra-high pressure services, ranging from 20,000 psi to 40,000 psi, provide several benefits over conventional water blasting methods, including the ability to apply ultra-high pressure cleaning methods with a very low volume of water, the minimization of surface damage or degradation, the reduction or elimination of by-products or waste products that may require clean-up or disposal, the elimination of certain safety hazards as a "non-spark generating" technique, the elimination of airborne contaminants, and reduced preparatory and clean-up times. By introducing an abrasive material into the water stream, ultra-high pressure cleaning can also be used to cut virtually any material without the use of heat or open flames. The Company provides its ultra-high pressure cleaning and cutting services primarily to the automotive and power generation industries.

     Cryojetic Cleaning. The Company's cryojetic cleaning process uses dry ice pellets to remove surface contaminants without abrasives or chemicals, making it well suited for sensitive cleaning applications, such as removing slag, epoxies, urethanes or oils from such surfaces as hot molds, printed circuit boards, paint hooks, storage vessels and radioactive surfaces. MPW's cryojetic system incorporates the principles of mass transfer, thermal shock and supersonic velocity, and utilizes dry ice pellets to create an inert non-abrasive, non-contaminating cleaning medium. Once the dry ice has performed its cleaning function, it evaporates, leaving only the removed surface contaminate material as waste. The Company's cryojetic cleaning operation serves utility, automotive, aerospace, electronics, chemical, tire, rubber and petroleum concerns.

     Chemical Cleaning. Using equipment that is specially designed and maintained, the Company's dedicated team of chemical technicians, engineers and service engineers provide chemical cleaning services to a variety of customers. Applications include the cleaning of boilers, cooling systems, condensers, heat exchangers, tanks, piping systems and evaporators. The Company's chemical cleaning operations primarily serve customers in the chemical, power utility, paper, petroleum and steel industries. The Company utilizes mobile laboratories that allow an analysis of solvents to be made on-site. The customers retain and dispose of chemicals used in the cleaning process in accordance with their own environmental programs.

     Other Specialized Services. In response to special customer and industry requirements, the Company has developed sophisticated equipment and technologies designed to bring higher quality, greater efficiency and safety to the cleaning process. Examples of such specialized services include: (i) on-line boiler de-slagging for the electric power industry using high energy, robotically controlled machinery; (ii) closed loop continuous line cleaning to reduce levels of contamination for the nuclear power industry; and (iii) combination washing and filtration processes to reduce contaminants for the gas pipeline industry.

  INDUSTRIAL AIR FILTRATION SERVICES


     MPW entered the industrial air filtration services market in April 1996 through the acquisition of Weston and expects to further expand this business through its acquisition of ESI. The Company provides engineering and consulting services through the identification of various contaminant sources and the management of air flow. In addition, the Company installs and regularly services filtration devices in 15 of the approximately 70 automotive paint shops in the North American automotive market. Sophisticated air purification systems are an integral part of quality assurance and production efficiency in automotive production facilities.


     Through the Weston acquisition, the Company is a major authorized distributor of filters and filtration media and ancillary products used in production automobile paint shops. The Company also manages certain other commodity products, such as brushes, gloves, rags and equipment covers, used in automotive paint shops. The Company markets products manufactured by over 100 different suppliers, primarily to major U.S. auto manufacturers. The Company typically prices its filters and related products to recover the costs of providing engineering and consulting support to customers.

  INDUSTRIAL CONTAINER CLEANING

     The Company's industrial container cleaning operations began in April 1993 within a single customer's facility. In 1996, the Company completed its dedicated facility located in Chesterfield, Michigan, which is primarily intended to serve the Mt. Clemens, Michigan facility of E.I. duPont de Nemours' ("duPont") automotive paint division. The automotive industry uses 30 to 575 gallon paint resin containers (called "totes") in the vehicle painting process. Totes are portable stainless steel or aluminum containers that are filled with paint resin and are refilled after use. In order to produce a high-quality paint finish, these totes must be thoroughly cleaned between each use. The Company utilizes a patented technology to high pressure clean totes. Effective October 1995, the Company entered into a five-year contract, with two three-year options, with duPont. Under the terms of the contract, the Company is entitled to a minimum of 45% of the annual tote volume of the Mt. Clemens facility. Although the Company currently provides industrial container cleaning services to only one customer, the Company expects to service additional customers at its Chesterfield facility in the future.

  INDUSTRIAL PROCESS WATER PURIFICATION

     The Company's industrial water purification operation is based at its 14,000 square foot resin regeneration facility located in Newark, Ohio and provides pure feed water to customers primarily in the utility, steel and automotive industries. MPW's water purification business offers reverse osmosis treatment, deionization technologies and water filtration through a mobile fleet of equipment and through temporary and permanent on-site servicing. The Company also provides its water purification services on an emergency response basis. MPW's industrial process water purification projects are typically priced on a per gallon basis with the exception of emergency response projects.

     The Company's mobile trailers feature an independent valve structure that allows for maximum flexibility on every site. Because each tank is individually accessible, it is used only for one pre-designated purpose, so the possibility of cross-contamination is eliminated. The Company's mobile water units work in tandem with existing water purification systems or function independently at a particular site. The Company also offers service exchange, an economical solution for small quantity requirements. Service exchange tanks are maintained to the same high standards as the Company's mobile operations and provide an ideal means of attaining on-site efficiency without incurring capital investment costs.

STRATEGY


     The Company's primary long-term objective is to be the premier provider of technology-based industrial cleaning, facility support and related services to industrial customers. The Company's principal competitive advantages are the quality of the equipment that it uses, its ability to respond promptly to customer needs and its reputation for competent and professional personnel. See " -- Equipment." MPW intends to maintain its primary focus on providing industrial cleaning and related services while continuing to offer complementary services as a means to expand existing relationships and attract new opportunities. The principal elements of the Company's competitive and growth strategies are the following:


  COMPETITIVE STRATEGY

     Industrial Market Focus. The Company attributes its growth and profitability, in part, to its specialization in services required by customers in basic manufacturing and process industries. This focus enables it to develop customer-specific expertise, build customer relationships and provide high-quality services. The Company's exclusive focus differentiates it from certain of its competitors that provide services outside industrial markets.

     Ongoing Customer Relationships. In fiscal 1997, 95.7% of the Company's revenues were derived from customers for whom it performed work during the preceding fiscal year. The Company's goal is to have its customers view MPW as an extension of their support and maintenance departments. The Company attempts to develop long-term relationships with its customers rather than have its services perceived as one-time assignments. To develop these relationships, the Company remains in communication with most customers on a daily or weekly basis.

     Quality Workforce. The Company strives to provide its customers with quality operations personnel. The Company devotes substantial resources to safety, training and development programs, and offers benefit programs to attract and retain personnel. The Company has a broad and proactive recruiting program that utilizes dedicated recruitment personnel, advertising, employment agencies, referral networks, job fairs and other initiatives to attract and screen personnel. The Company believes that minimization of employee turnover is one of its principal challenges and, therefore, provides economic incentives for supervisory personnel to reduce turnover. See "-- Safety, Training and Quality Assurance."


     Technology-Based Services. Customers retain MPW to perform services requiring technology, experience or equipment that would be difficult or costly for customers to duplicate. Advanced equipment and skilled personnel are essential for minimizing task completion time and facility downtime. As of September 30, 1997, the Company had gross investment of $51.4 million in property and equipment. The Company has fabrication and design capabilities that allow it to customize equipment to meet unique operational challenges and customer circumstances.


     Responsiveness to Customers. The ability to provide prompt response with respect to cleaning and maintenance of equipment or facilities is a critical component to the Company's services. The Company maintains a culture of responsiveness to its customers by establishing facilities close to or within its customers' locations and using a decentralized operational structure. The Company believes that this responsiveness, including its 24-hour per day customer service centers and Company-developed software for maintenance management, will continue to be a strong factor in the development of new customer relationships and in expanding relationships with existing customers.


  GROWTH STRATEGY

     Expand Services Within Existing Customer Facilities. The Company intends to achieve strong internal growth by continuing to focus its resources within its existing customer facilities to capitalize on the trends toward outsourcing and supplier reduction. The Company believes that it can become the leading provider of industrial services within each of these existing facilities. The Company pursues opportunities for cross-selling its services throughout its customer base.

     Leverage Existing Customer Relationships. MPW is focused on gaining access to additional facilities owned and operated by its existing customers. When one of MPW's customers seeks to outsource additional services within current or at additional facilities, MPW believes its relationships result in an advantage over competitors without a history of service to the customer. Favorable references from satisfied personnel in one facility can be instrumental in capturing such additional work. The Company believes that its efforts to develop long-term partnerships with its customers will allow it to penetrate multiple facilities of a given customer without incurring the same level of sales and marketing costs associated with more traditional growth efforts.

     Increase Concentration Within Regional Markets. The Company pursues a strategy of disciplined expansion into markets within its principal geographic regions that have a critical mass of industrial facilities. Consistent with this strategy, the Company opened three new offices during fiscal 1997. Upon entering a new geographic location, the Company uses its local presence as a selling feature to penetrate industrial facilities in the area. The Company believes that its geographic expansion will be predominantly in the Midwestern and Southeastern United States in order to facilitate resource sharing and coordination of the delivery of services.

     Grow Through Selective Acquisitions. MPW intends to pursue acquisitions that enable it to (i) increase its market share, (ii) expand the services that it provides to customers or (iii) expand its geographic presence. The Company seeks acquisition candidates with strong local reputations, a stable customer base, strong management and efficient operating equipment. The industrial services industry is fragmented with a significant number of small regional and local companies that offer a more limited range of services than the Company. MPW has acquired and intends to acquire such businesses, including the recent acquisition of Weston and the pending acquisition of ESI, each of which provided or will provide either a new line of services or a new market. The Company believes it will be successful in competing for acquisitions based on (i) the reputation of the Company, (ii) the Company's entrepreneurial operating environment, (iii) its proactive acquisition program, and (iv) the Company's greater visibility and resources as a public company.

MARKETING



     MPW markets its services principally through the efforts of 12 marketing personnel who are in regular contact with existing and prospective customers as well as MPW account managers. The Company believes that it attracts and retains customers primarily because of its ability to respond effectively and efficiently to customers' needs and its broad service line. During fiscal 1997, 95.7% of the Company's revenues were derived from customers for which the Company performed services in the prior year. The Company engages in cross-selling as a means to obtain incremental business from its current customers for new services.


     While the Company has long term commitments with certain customers for the provision of services, most orders for services are received on a job-by-job basis. In certain instances the Company maintains equipment at the locations of customers that have issued blanket purchase orders to the Company for the provision of services over an extended period. Such blanket orders do not obligate the customer to purchase a specified dollar amount of services. Blanket orders permit the Company to be contacted to perform services when needed. Such blanket orders, in combination with the location of the Company's personnel and equipment, allow the Company to expedite its response to a particular customer's needs and may constitute a competitive advantage versus service providers without on-site equipment. The Company provides its services primarily at prescribed rates or based upon competitive bidding and in some cases through direct negotiation with the customer. The Company generally does not have any meaningful backlog of service orders. The Company does not consider backlog to be an important indicator of future performance.

     The Company does not typically provide a separate written guaranty or warranty to customers for the services it provides. Due to the size and type of customers serviced, the Company does not generally experience significant delays or other problems in collecting its accounts receivable.

CUSTOMERS

     During fiscal 1997, MPW had sales to more than 500 customers and its ten largest customers represented 42.1% of revenues. General Motors Corporation represented approximately 10.4% of MPW's fiscal 1997 revenues. No other customer represented more than 6% of MPW's fiscal 1997 revenues. MPW's customers are diversified across a broad range of industries and across several different markets.

     The Company relies heavily on repeat customers and uses both the written and verbal referrals of its satisfied customers to help generate new customers. Many of the Company's customers or prospective customers have a qualification procedure for becoming an approved bidder or vendor based upon the satisfaction of particular performance and safety standards set by the customer. Such customers often maintain a list of vendors meeting such standards and award contracts for individual jobs only to such suppliers. The Company strives to maintain its status as a preferred or qualified vendor.

EMPLOYEES

     As of September 30, 1997, the Company employed over 1,300 full-time employees. Of these, approximately 75 employees were employed by Aquatech Environmental, Inc., a subsidiary located in Michigan and a signatory to a collective bargaining agreement with certain unions. The Company has not experienced any work stoppages. The Company believes that its relations with employees are good.

SAFETY, TRAINING AND QUALITY ASSURANCE


     Performance of the Company's services requires the use of equipment and exposure to conditions that can be dangerous. Although the Company is committed to a policy of operating safely and prudently, the Company has been and is subject to claims by employees, customers and third parties for property damage and personal injuries resulting from performance of the Company's services. To minimize these risks, the Company has adopted broad training and educational programs and comprehensive safety policies and regulations. The Company requires that all operational personnel complete applicable safety courses mandated by the Occupational Safety and Health Administration ("OSHA"), Environmental Protection Agency, Department of Transportation and Mine Safety and Health Administration in areas including hazard communication, protective equipment, confined space entry, first aid, decontamination procedures and emergency response. In addition to these mandated training courses, the Company requires that water blast, dry and wet vacuum and power wash operational personnel complete a Company-designed hands-on skill training program prior to commencing such activities. The Company's management regularly monitors compliance with regulations promulgated by OSHA and the other regulatory authorities and is responsible for directing the Company's overall safety, training, quality assurance and environmental compliance programs. In addition, most of the Company's service facilities have a designated safety/training manager, who has responsibility for overseeing the Company's safety policies and procedures at the facility.


     The Company performs onsite services using employees who have completed applicable Company safety and training programs. In addition, the Company's policies require that employees complete a minimum amount of training and service with the Company prior to performing more sophisticated and technical jobs.

EQUIPMENT

     Much of the equipment used by the Company is readily available (e.g., diesel and electrical motors, vehicular chassis, etc.). The design of other pieces, especially components assembled into the Company's water cleaning equipment, is proprietary to the Company. Such components are fabricated in the Company's machine shops and assembled into finished pieces of equipment at the Company's headquarters facility in Hebron, Ohio.


     The Company operates over 1,000 pieces of equipment, including 650 vehicles and other pieces of mobile equipment, such as vacuum trucks, wash trucks, industrial water trailers, tank trucks, pickup trucks and passenger vehicles and over 200 pieces of smaller equipment, including pumps, generators, compressors, vacuum containers, and small water blast units, which are used in all aspects of the Company's cleaning and maintenance services. The Company also operates specialty equipment used in its water purification services including mobile water heaters, oil water separators, regeneration stations, resin tanks and remote monitoring systems. In addition, the Company's equipment includes safety equipment in all aspects of its operations.


PROPRIETARY TECHNOLOGY

     The Company has developed proprietary technology and know-how that it uses in connection with its provision of cleaning services to customers. Certain of the equipment used by the Company contains components that are readily available in the industry; however, the Company custom designs and fabricates many components. The design of these custom components and the design of certain equipment used in specialized operations are proprietary to the Company. The Company owns a substantial number of vehicles and other pieces of production equipment that have been specially made or customized for MPW. Some of the water cleaning services provided by the Company are dependent upon the Company's proprietary technologies and self-designed equipment, tools and accessories. This technology is not only encompassed by the techniques used by its service personnel in providing services, but is inherent in the design of the component parts of the equipment used by the Company in providing those services.

     Other than the licensed patented technology with respect to tote cleaning, the Company does not operate under any licenses or franchises granted by third parties. The Company has not granted any right to others in connection with the use of its own technology.

FACILITIES

     The Company currently services customers through its Hebron, Ohio headquarters, 18 leased office locations and 12 offices located on customer facilities. The 18 leased facilities range from 3,000 to 18,000 square feet in which the Company houses equipment and maintains a small sales and administrative staff. The 12 on-site offices are workspaces within a customer facility that the Company either leases from, or is permitted to occupy by, the customer. Each location is equipped to perform minor equipment maintenance. The Company leases its principal executive offices and main fabrication, maintenance and training facility in Hebron, Ohio, consisting of approximately 67,000 square feet. The Company also leases its industrial water facility located in Newark, Ohio and its industrial container cleaning facility located in Chesterfield, Michigan. The Newark facility consists of approximately 14,000 square feet and the Chesterfield facility consists of approximately 36,000 square feet. See "Certain Related Party and Other Transactions."

     Most of the Company's facilities are in sufficient proximity to another of the Company's facilities to enable the Company to transfer equipment and personnel between locations to respond to fluctuating service demands and to perform larger projects. The Company believes that such location strategy maximizes utilization of equipment and personnel. Operating and sales personnel staff the Company's service facilities and operate under the direction of a divisional and regional management in accordance with policies, procedures and objectives established by the Company's management.

COMPETITION


     The market for industrial services is fragmented. There are many competitors, no one of which MPW believes holds a substantial market share. The Company competes with a number of companies in substantially all of the regions in which it operates. The larger national or regional industrial service companies, which are typically divisions or subsidiaries of engineering, construction or other service firms, are estimated to account for approximately 40% of the market. The remainder of the industrial services market is estimated to be serviced by over 9,000 private firms with estimated revenues of less than $10 million per year each. In recent years there has been a greater concentration of resources in the industrial cleaning industry. In October 1996, ServiceMaster L.P. acquired Premier Manufacturing Support Services, Inc., one of the leading providers of outsourcing services to the automotive industry. In July 1997, Philip Services Corp. (formerly Philip Environmental, Inc.) acquired Allwaste, Inc. and Serv-Tech, Inc., both competitors of the Company. Some of the larger industrial services companies have significantly greater financial and other resources than the Company.



     The Company believes that the principal competitive factors in the industrial services industry are experience, capability and price competitiveness. The Company believes that its principal competitive advantages are the quality of the equipment that it uses, its ability to respond quickly to customer needs and its reputation for competent and professional personnel. MPW positions itself competitively as a value leader and not a price leader, though it remains necessary for MPW to price its services at levels where its customers will achieve cost savings versus performing the same services themselves.


REGULATION


     The Company's operations are subject to numerous rules and regulations at the federal, state and local levels. All of the Company's operations are subject to regulations issued by the United States Department of Labor under the Occupational Safety and Health Act. These regulations have strict requirements for protecting employees involved with any materials that are classified as hazardous.



     As part of its services, the Company provides support to its customers for the management of their hazardous materials and other contaminants. The Company does not take regulatory responsibility for these wastestreams, nor does the Company transport or dispose of such wastes treams. As part of its industrial container cleaning operation in Chesterfield, Michigan, the Company manages certain solvents used in the cleaning process. Once they are used, these solvents are sent by licensed transporters to licensed recycling facilities. The Company does not believe that its current activities are subject to the regulations pertaining to hazardous waste treatment, storage or disposal facilities or transporters of such wastes. The Company's industrial container cleaning operation is subject to regulations pertaining to the disposition of spent solvents. This facility was constructed by the Company in compliance with such regulatory requirements and provides adequate safeguards to prevent environmental exposure.



     The Company's employees typically perform their work within the customer's operating facilities. These work environments generally do not expose the customer's employees or the Company's employees to hazardous materials beyond levels allowed by applicable regulations. The Company's employees also generally do not perform work that requires any direct contact with harmful materials. The Company maintains a full-time staff of safety and environmental specialists to ensure that the Company's personnel operate in safe conditions and are properly protected against harmful exposure.



     The Company believes that it has obtained the permits and licenses required to perform its business and believes that it is in substantial compliance with all federal, state and local laws and regulations governing its business. To date, the Company has not been subject to any significant fines, penalties or other liabilities under such laws and regulations. However, no assurance can be given that future changes in such law and regulations, or interpretations thereof, will not have an adverse impact on the Company's operations.

INSURANCE

     Much of the work performed by the Company is pursuant to contracts that require the Company to indemnify the customer for injury or damage occurring on the work site. The terms of such indemnity agreements vary, but generally they provide that the Company is required to indemnify the customer for losses resulting from or incurred in connection with the actions of the Company in providing its services whether or not the Company has been negligent. Liability for such indemnification claims is covered primarily by the Company's insurance policies.

     Although the Company believes that its insurance coverage is consistent with industry practice, there are exclusions from the Company's insurance coverage for matters of environmental pollution and other types of environmental damage claims. An uninsured or partially insured claim, if successful and of sufficient magnitude, could have a material adverse effect on the Company or its financial condition.

LEGAL MATTERS

     Various legal actions arising in the ordinary course of business are pending against the Company. None of the litigation pending against the Company, individually or collectively, is expected to have a material adverse effect on the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding MPW's current Directors, executive officers and the persons who will serve as Directors following completion of the Offering.


             NAME                AGE                               POSITION
------------------------------   ----   ---------------------------------------------------------------
Monte R. Black................    47    Chairman of the Board of Directors and Chief Executive Officer
Ira O. Kane...................    50    President and Chief Operating Officer, Director
Daniel P. Buettin.............    44    Vice President, Chief Financial Officer and Secretary
Brad A. Martyn................    36    Corporate Controller
Robert E. Oyster..............    51    Director
Timothy A. Walsh..............    36    Director
Scott N. Whitlock.............    55    Director
Pete A. Klisares (1)..........    62    Director Nominee
Gerald Nilsson-Weiskott (1)...    48    Director Nominee


---------------


(1) The Company has reached agreements with Mr. Klisares and Dr.
    Nilsson-Weiskott to join the Board of Directors upon the consummation of the Offering.


     Monte R. Black founded the Company in 1972 and has served as Chief Executive Officer and Chairman of the Board of Directors since that time.

     Ira O. Kane has served as President, Chief Operating Officer and a Director of the Company since March 1994. Prior to joining the Company, Mr. Kane served as chairman of the board of directors and executive vice president of NSC Corporation, an asbestos abatement and industrial services company, from June 1993 until February 1994. Prior to joining NSC Corporation, Mr. Kane served as a director and an executive vice president of OHM Corporation, an environmental services company, from January 1984 until June 1993. Prior to joining OHM Corporation, Mr. Kane was a partner with Crabbe, Brown, Jones, Potts & Schmidt, a law firm.

     Daniel P. Buettin has served as Vice President, Chief Financial Officer and Secretary of the Company since September 1995. Prior to joining the Company, Mr. Buettin served in the following capacities with OHM Corporation: (i) chief financial officer and vice president of finance from November 1994 until June 1995; (ii) vice president and general manager-midwest region from April 1992 until November 1994; and (iii) corporate controller from February 1987 until April 1992. Before joining OHM Corporation, Mr. Buettin was employed by Arthur Andersen & Co., a public accounting firm.

     Brad A. Martyn has served as Corporate Controller of the Company since December 1995. Prior to joining the Company, Mr. Martyn served in the following capacities for OHM Corporation: (i) corporate director of finance from May 1995 until November 1995; (ii) controller-eastern operations from August 1994 until May 1995; (iii) controller-southern region from February 1990 until August 1994; and (iv) corporate tax manager from May 1987 until February 1990. Before joining OHM Corporation, Mr. Martyn was employed by Arthur Andersen & Co.

     Robert E. Oyster has served as a Director of the Company since February 1995. Mr. Oyster served in the following capacities with Sun Television and Appliances, Inc., an electronics retailer: (i) chairman of the board of directors and chief executive officer from June 1995 until June 1996; (ii) president and chief operating officer from November 1989 until February 1996; and (iii) chief financial officer and treasurer from June 1979 until June 1996. Prior to this time, Mr. Oyster was employed by KPMG Peat Marwick, a public accounting firm.

     Timothy A. Walsh has served as a Director of the Company since September 1994. Mr. Walsh has served as executive vice president-finance and treasurer for Farm Family Holdings, Inc., a property and casualty insurance company, since October 1996. Prior to this time, Mr. Walsh served in the following capacities with Farm Family Insurance Company, a subsidiary of Farm Family Holdings, Inc.:
(i) senior vice president-finance from

March 1996 to November 1996; and (ii) director of corporate development from September 1995 to March 1996. Prior to this time, Mr. Walsh served as Vice President-Finance, Chief Financial Officer and Secretary of the Company from April 1994 until August 1995 and as corporate controller for NSC Corporation from June 1992 until April 1994. Before joining NSC Corporation Mr. Walsh was employed by KPMG Peat Marwick.

     Scott N. Whitlock has served as a Director of the Company since November 1995. Mr. Whitlock has been of counsel with Vorys, Sater, Seymour and Pease, a law firm, since August 1995. Prior to this time, Mr. Whitlock served in the following capacities with Honda of America Mfg., Inc., an automobile manufacturer: (i) executive vice president from January 1990 to April 1995; and
(ii) senior vice president and manager of Honda's Marysville, Ohio plant from January 1985 to January 1990. Before joining Honda of America, Mr. Whitlock was a partner with Vorys, Sater, Seymour and Pease.


     Pete A. Klisares has agreed to serve as a Director of the Company commencing upon the closing of the Offering. Mr. Klisares serves as president and chief executive of Karrington Health, Inc., a provider of assisted living facilities, and as assistant to the chairman of the board of directors of Worthington Industries, Inc., a manufacturer of processed steel and custom and cast products, since August 1997. Prior to this time, Mr. Klisares served in the following capacities with Worthington Industries: (i) executive vice president from August 1993 to July 1997, and (ii) assistant to the chairman of the board of directors from December 1991 to July 1993. Before joining Worthington Industries, Mr. Klisares served as executive director of JMAC, Inc. an investment vehicle, from December 1991 to May 1991 and as Manufacturing Vice President and General Manager of AT&T, a telecommunications firm, for more than five years prior to May 1991.


     Gerald Nilsson-Weiskott has agreed to serve as a Director of the Company commencing upon the closing of the Offering. Dr. Nilsson-Weiskott founded and has served as senior partner of Organizational Horizons Incorporated, a comprehensive human resource consulting firm, since 1983. Dr. Nilsson-Weiskott also served as director of marketing and development of Healthy Lifestyle Consultants, a behavioral health company, from 1979 until March 1997. Prior to this time, Dr. Nilsson-Weiskott served as the director of training of The Ohio State University Consultation and Counseling Services.

BOARD OF DIRECTORS

     Each Director will hold office until the next annual meeting of shareholders, at which time he, or his successor, will be elected by a majority vote of the shareholders. See "Risk Factors -- Voting Control of Management."


     MPW's Board of Directors intends to establish an Audit Committee prior to, and a Compensation Committee effective upon, the completion of the Offering. The Audit Committee will be responsible for reviewing with management the financial controls, accounting and audit and reporting activities of the Company. The Audit Committee will review the qualifications of the Company's independent auditors, make recommendations to the Board of Directors regarding the selection and engagement of independent auditors, review the scope, fees and results of any audit, review non-audit services and related fees provided by independent auditors, and review the Company's general policies and procedures with respect to audits, accounting and financial controls. The Audit Committee will consist of at least three Directors who are not employees of the Company ("Non-Employee Directors").


     The Compensation Committee will be responsible for establishing compensation policies and administering all salary, bonus and incentive compensation plans for the Company's officers and key employees. The Compensation Committee will also administer the Company's 1997 Stock Option Plan and other employee benefit plans. See "Executive Compensation -- Stock Option Plans." The Compensation Committee will consist of at least three Non-Employee Directors.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain information regarding compensation earned by the Company's Chief Executive Officer and each of the Company's executive officers whose salary and bonus exceeded $100,000 for services rendered to the Company during fiscal 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                  ANNUAL             COMPENSATION
                                                               COMPENSATION             AWARDS
                                                             -----------------   ---------------------
                                                             SALARY     BONUS    SECURITIES UNDERLYING
            NAME AND PRINCIPAL POSITION               YEAR     ($)       ($)        OPTIONS(#) (1)
----------------------------------------------------  ----   -------   -------   ---------------------
Monte R. Black                                        1997   453,131   100,000               --
  Chairman of the Board and Chief Executive Officer
Ira O. Kane                                           1997   200,000   175,000          518,000
  President and Chief Operating Officer
Daniel P. Buettin                                     1997   110,000    55,000          148,000
  Vice President, Chief Financial Officer and
     Secretary
Brad A. Martyn                                        1997    89,375    32,750           74,000
  Corporate Controller

---------------

(1) Pursuant to contractual commitments made by the Company at the time the named executive officers commenced their employment, the vesting provisions and exercise price of such stock options are effective as of the date of the commencement of such named executive officer's employment, which preceded the date of grant of such stock options.


     The Company expects that for the 1998 fiscal year (i) the annual base salary of Messrs. Black, Kane, Buettin and Martyn will be $450,000, $300,000, $168,000 and $120,000, respectively, and (ii) such officers will receive bonus compensation based on the achievement of certain performance objectives. The Company expects that such bonus compensation will not exceed 50% of the annual base salaries of Messrs. Black, Kane and Buettin and 35% of the annual base salary of Mr. Martyn, in each case, subject to the approval of the Compensation Committee.


AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND FISCAL YEAR-END OPTION VALUES.



     The following table sets forth information concerning the number of unexercised options and the fiscal 1997 year-end value of such unexercised options on an aggregated basis held by each of the executive officers. The Company has not granted any stock appreciation rights and no options were exercised in fiscal 1997.



                 AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND


                         FISCAL YEAR-END OPTION VALUES



                                              NUMBER OF SHARES OF
                                            COMMON STOCK UNDERLYING            VALUE OF UNEXERCISED
                                              UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS
                                             AT FISCAL YEAR-END(#)           AT FISCAL YEAR-END($) (1)
                                         -----------------------------     -----------------------------
                   NAME                  EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
    -----------------------------------  -----------     -------------     -----------     -------------
    Ira O. Kane........................    518,000               --          4,070,125             --
    Daniel P. Buettin..................     18,500          129,500            136,484        933,731
    Brad A. Martyn.....................      9,250           64,750             67,479        452,926


---------------


(1) No public trading market for the Common Stock existed at the end of fiscal 1997. Accordingly, as permitted by the rules of the Securities and Exchange Commission, these values have been calculated on the basis of the assumed initial public offering price of $10.00 less the exercise price.

EMPLOYMENT AND SEVERANCE AGREEMENTS WITH CERTAIN EXECUTIVES

     Ira O. Kane entered into an employment agreement with the Company with a term extending through June 30, 1999. Mr. Kane's employment agreement provides for a minimum annual base salary of $300,000 and incentive compensation. In general, Mr. Kane's employment agreement provides that if he is terminated for any reason other than cause, he will receive a lump sum severance payment equal to the greater of (i) the remaining base salary that would have been distributed to him by the Company under the remaining term of his employment agreement or
(ii) one year's base salary, and the incentive compensation earned by Mr. Kane for the most recent fiscal year. In the event that Mr. Kane is terminated without cause following the term of his employment agreement, he will receive a severance payment of one year's base salary and the incentive compensation earned for the prior year. In addition, Mr. Kane's employment agreement provides for the continuation of certain employee benefits for the longer of the remaining term of the agreement or one year following his termination.

     Mr. Kane has agreed pursuant to his employment agreement not to compete with MPW for the longer of the term of his employment agreement or one year following the payment of the foregoing severance benefit.

     The Company has also entered into separate severance agreements (the "Severance Agreements"), which are designed to ensure the continuity of management in the event of a change in control, with Mr. Black, Mr. Kane, Mr. Buettin and Mr. Martyn. The Severance Agreements provide that following a change in control such executives will be entitled to severance compensation upon termination of employment during the period commencing with the occurrence of the change in control and continuing until the earliest of (i) the third anniversary of the occurrence of the change in control, (ii) death or (iii) attainment of age 65 and the occurrence of one or more certain additional events.

     Under the Severance Agreements, severance compensation will be a lump sum payment in an amount equal to three times the sum of (i) base pay at the highest rate in effect for the three calendar years immediately preceding the year in which the change in control occurs, plus (ii) incentive pay in an amount equal to not less than the highest aggregate annual bonus, incentive or other payments of cash compensation made or to be made in regard to services rendered in any fiscal year during the three fiscal years immediately preceding the year in which the change in control occurs, less the sum of (iii) any and all payments received from the Company, a successor or their affiliates following a change in control, plus (iv) any future payments to be made in accordance with any employment agreements or other contracts between the Company and such other entities. For three years following termination, the Company will arrange to provide the executives with welfare benefits substantially similar to those they were receiving or were entitled to receive immediately prior to the termination date, with such three-year period qualifying as service with the Company for the purpose of determining service credits and benefits under the Company's various retirement benefit plans.

     The Company has agreed to pay any and all legal fees incurred by these executives in connection with the interpretation, enforcement or defense of their rights under the Severance Agreements. The terms of the Severance Agreements run until the later of (i) the close of business on June 30, 2002 or
(ii) the expiration of the three-year period of severance benefit coverage. Beginning in fiscal 2003, the Severance Agreements will automatically be renewed for successive one year terms unless the Company or the executive gives notice of intent to terminate before such renewal.

     In the event of a termination of employment following a change in control, at the option of Mr. Kane, the terms of his employment agreement may govern such termination in lieu of the terms of his Severance Agreement.

STOCK OPTION PLANS

     1997 Stock Option Plan. The Company has adopted a 1997 Stock Option Plan (the "1997 Plan") that will become effective upon the completion of the Offering. Options under the 1997 Plan may be (i) options that are intended to qualify under particular provisions of the Code; (ii) options that are not intended to so qualify; or (iii) combinations of the foregoing. Such options may be granted from time to time to attract and retain outstanding individuals as directors, officers and employees of the Company, and to furnish incentives to such persons to increase the Company's profits. The exercise price of stock options granted will be determined by the

Compensation Committee administering the 1997 Plan. These stock options will vest over a period of time determined by the Compensation Committee and will expire after ten years. The 1997 Plan authorizes the granting of options up to an aggregate of 700,000 shares of Common Stock. The Compensation Committee will administer the 1997 Plan and make the determination as to the grant of awards thereunder.

     The Board of Directors has granted under the 1997 Plan stock options to acquire 225,000 shares of Common Stock at an exercise price equal to the initial public offering price per share effective upon the consummation of the Offering.

     Under the 1997 Plan, each director who is not an associate of the Company or of a subsidiary will receive, on the first business day after the first annual meeting of shareholders, a grant of a non-qualified stock option to purchase 2,000 shares of Common Stock and, on the first business day after each subsequent annual meeting of shareholders, a grant of a non-qualified stock option to purchase 1,000 shares of Common Stock, in each case at an exercise price equal to the fair market value of the Common Stock on the date of grant. A director option will be exercisable until the earlier of (i) the tenth anniversary of the date of grant and (ii) three months (one year in the case of a director who becomes disabled or dies) after the date the director ceases to be a director. The exercise price of the director options may be satisfied in cash or, in the discretion of the Committee, by exchanging Common Stock owned by the director, or by a combination of cash and Common Stock.

     Other Employee Stock Option Plans. On September 12, 1991, the Company adopted an Employee Stock Option Plan (the "1991 Plan") that provides for the granting of up to 200,000 stock options to key management personnel. Under the 1991 Plan, the exercise per share price is equal to approximately two times the net book value per share of the Company as of the date of grant. Each option is issued for a term of ten years and vests ratably over a five-year period. See
Note 11 to the Consolidated Financial Statements. Under the terms of the 1991 Plan, the Company may be obligated to repurchase Common Stock issued upon exercise of stock options at a price equal to two times the net book value per share of the Company as of the date of the repurchase; this obligation terminates upon completion of the Offering. Pursuant to the 1991 Plan, options covering 64,000 shares of Common Stock have been granted and are outstanding. Following completion of the Offering, no additional options will be granted under the 1991 Plan.

     On April 7, 1996, the Company adopted a second Employee Stock Option Plan (the "1994 Plan") that provides for the granting of up to 1,000,000 stock options to executive officers and key employees of the Company. Under the 1994 Plan, the exercise price of such options is equal to the adjusted net book value per share of the Company as of the date of grant. Each option is issued for a term of ten years and vests over periods ranging from three to five years. See
Note 11 to the Consolidated Financial Statements. Under the terms of the 1994 Plan, the Company may be obligated to repurchase Common Stock issued upon exercise of stock options at a price ranging from one to two times the net book value per share of the Company as of the date of the repurchase; this obligation terminates upon completion of the Offering. Pursuant to the 1994 Plan, options covering 915,000 shares of Common Stock have been granted and are outstanding. Following completion of the Offering, no additional options will be granted under the 1994 Plan.

     Stock Options Granted in Last Fiscal Year. The following table sets forth stock options granted by the Company to the executive officers under the 1994 Plan during fiscal 1997.

                        OPTION GRANTS IN FISCAL 1997 (1)

                                                                                                        POTENTIAL REALIZABLE
                                                                                                              VALUE AT
                                                         INDIVIDUAL GRANTS                                 ASSUMED ANNUAL
                                --------------------------------------------------------------------          RATES OF
                                                       % OF TOTAL                                           STOCK PRICE
                                 NUMBER OF SHARES        OPTIONS                                          APPRECIATION FOR
                                 OF COMMON STOCK       GRANTED TO      EXERCISE OR                        OPTION TERM (4)
                                UNDERLYING OPTIONS    EMPLOYEES IN     BASE PRICE      EXPIRATION      ----------------------
             NAME                  GRANTED (#)       FISCAL YEAR (2)   ($/SH) (3)         DATE          5% ($)      10% ($)
------------------------------  ------------------   ---------------   -----------   ---------------   ---------   ----------
Ira O. Kane...................        518,000              64.3%           2.14           8/1/06        697,900    1,768,800
Daniel P. Buettin.............         74,000               9.2            2.62           8/1/06        122,000      309,300
Daniel P. Buettin.............         74,000               9.2            2.92           8/1/06        135,700      343,800
Brad A. Martyn................         37,000               4.6            2.71           8/1/06         62,900      159,500
Brad A. Martyn................         37,000               4.6            3.23          6/30/07         75,200      190,500

---------------

(1) Options were granted under the Company's 1994 Plan during fiscal 1997 but, as a result of prior contractual commitments of the Company, were effective as of earlier dates.

(2) Based on an aggregate of 806,000 shares subject to options granted to employees of MPW in fiscal 1997.

(3) The exercise price per share of the options granted was equal to the adjusted net book value per share of the Company as of the date the option became effective. See Note 11 to the Consolidated Financial Statements.

(4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date, and are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. The gains shown are net of the option exercise price, but do not include deductions for federal or state income taxes or other expenses associated with the exercise of the options or the sale of the underlying shares of Common Stock. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the option holder's continued employment through the option period and the date on which the options are exercised.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The Company has never had a Compensation Committee or other committee of the Board of Directors performing similar functions. Previously, decisions concerning compensation of executive officers of the Company were made by the Company's Chief Executive Officer. The Board of Directors will establish a Compensation Committee effective upon completion of the Offering. See "Management -- Board of Directors."

DIRECTOR COMPENSATION

     Directors who are employees of the Company will not receive compensation for serving as Directors. Non-Employee Directors will be paid a quarterly fee of $1,500 as well as additional fees of $1,000 for each meeting of the Board of Directors or of a committee of the Board of Directors attended by such Director. All Directors of the Company will also be reimbursed for reasonable travel expenses to and from meetings of the Board of Directors and committees.

                  CERTAIN RELATED PARTY AND OTHER TRANSACTIONS


     On August 9, 1996, MPW sold certain real estate and a commercial building located in Chesterfield, Michigan, which currently serves as MPW's industrial container cleaning facility, to the Black Family Limited Partnership, an Ohio limited partnership in which Monte R. Black serves as the sole general partner, for an aggregate consideration of $2.2 million. The terms of such sale were based on an independent appraisal of such property that the Company believes were no less favorable to the Company than those available from an unrelated third party. As part of the same transaction, the partnership and MPW entered into a long-term lease arrangement with respect to the facility for a term of ten years at an annual payment amount of approximately $421,000, payable monthly. In connection with the Offering, MPW will enter into an amended triple net lease agreement through June 30, 2004, with options to renew for two additional five-year periods, which lease provides for an annual rental of $288,000, payable monthly. The lease agreement provides for an adjustment on January 1, 2001 to the annual rental based on the fair market value of such facility. The Company believes that the terms of this lease are no less favorable to the Company than those reasonably available from unrelated third parties for comparable space. See "Business -- Facilities."


     As part of an industrial revenue bond financing in 1986, Monte R. and Susan
K. Black constructed an approximately 67,000 square foot building in Hebron, Ohio, which the Company leased for a ten-year term. Annual rent payments on the building and equipment during this ten-year term were $726,000, payable monthly. In connection with the Offering, the Company will enter into an amended triple net lease agreement through June 30, 2004, with options to renew for two additional five-year periods, which provides for an annual rental of $600,000, payable monthly. The lease agreement provides for an adjustment on January 1, 2001 to the annual rental based on the fair market value of such facility. The Company believes that the terms of this lease are no less favorable to the Company than those reasonably available from unrelated third parties for comparable space. See "Business -- Facilities."

     In 1989 the Company entered into a five-year agreement to rent certain real estate and a commercial building located in Newark, Ohio from Monte R. and Susan
K. Black. In 1993 the Company extended the lease for an additional five-year term. Annual lease payments were $46,920, payable monthly. Effective July 1, 1997, the Company has entered into a triple net lease agreement through June 30, 2004, with options to renew for two additional five-year periods, which provides for an annual rental of $66,000, payable monthly. The Company believes that the terms of this lease are no less favorable to the Company than those reasonably available from unrelated third parties for comparable space. See
"Business -- Facilities."

     The Company provides certain operational, administrative and financial services to Pro-Kleen Industrial Services, Inc. ("Pro-Kleen"), a portable sanitation services company wholly-owned by Monte R. Black. At September 30, 1997, the amount due from Pro-Kleen in connection with such services was $72,000.


     In connection with the Offering, the Company will sell a corporate aircraft at a fair market value of $3.6 million to an entity controlled by Monte R. Black in exchange for forgiveness of $3.6 million of AAA Notes. The Company expects to lease such aircraft for business use from Mr. Black on terms no less favorable to the Company than those reasonably available from unrelated third parties.


     The Company's Board of Directors has approved a stock exchange agreement with the minority shareholders of Aquatech Environmental, Inc. (the "Aquatech Agreement"). Effective upon the consummation of the Offering, the Aquatech Agreement provides for the exchange of 67,800 shares of Common Stock of the Company for all of the outstanding shares of Aquatech Environmental, Inc. held by the minority shareholders.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information, as of the date of this Prospectus, with respect to the beneficial ownership of the Common Stock by: (i) each person or entity known by the Company to own beneficially 5% or more of the outstanding Common Stock; (ii) each director, director nominee and named executive officer of the Company; and (iii) the Company's executive officers and directors as a group. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Common Stock subject to options to purchase Common Stock held by that person that are currently exercisable, or will become exercisable within 60 days after the date of this Prospectus, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise noted, each person has sole investment and voting power with respect to the shares indicated (subject to applicable marital property laws).


                                                    SHARES BENEFICIALLY         SHARES BENEFICIALLY
                                                   OWNED BEFORE OFFERING        OWNED AFTER OFFERING
                                                  ------------------------    ------------------------
                                                               PERCENT OF                  PERCENT OF
                                                   NUMBER      OUTSTANDING     NUMBER      OUTSTANDING
                                                  OF SHARES      SHARES       OF SHARES      SHARES
                                                  ---------    -----------    ---------    -----------
Monte R. Black (1)..............................  6,200,000       100.0%      6,200,000        62.3%
Susan K. Black..................................    620,000        10.0%        620,000         6.2%
Monte R. Black and Susan K. Black 1994
  Irrevocable Trust.............................    503,784         8.1%        503,784         5.1%
Ira O. Kane (2).................................    518,000         7.7%        518,000         4.9%
Robert E. Oyster................................         --          --              --          --
Timothy A. Walsh................................         --          --              --          --
Scott N. Whitlock...............................         --          --              --          --
Daniel P. Buettin (3)...........................     55,500           *          55,500           *
Brad A. Martyn (4)..............................     14,800           *          14,800           *
Pete A. Klisares................................         --          --              --          --
Gerald Nilsson-Weiskott.........................         --          --              --          --
All directors and executive officers as a group
  (7 persons) (5)...............................  6,788,300       100.0%      6,788,300        64.4%


---------------

 * Less than 1%.

(1) Includes (i) 620,000 shares held by Mr. Black's wife, Susan K. Black, and
    (ii) an aggregate of 503,784 shares held in trust for Mr. Black's children. Mr. Black disclaims beneficial ownership of the foregoing shares.

(2) Includes 518,000 shares subject to options to purchase Common Stock exercisable until August 1, 2006.

(3) Includes 55,500 shares subject to options to purchase Common Stock exercisable until August 1, 2006.

(4) Includes 14,800 shares subject to options to purchase Common Stock exercisable until August 1, 2006.

(5) Includes 588,300 shares subject to options to purchase Common Stock exercisable until August 1, 2006.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Immediately prior to the issuance of the shares offered hereby, the authorized capital of the Company will consist of 30,000,000 shares of Common Stock, no par value per share, and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share (the "Preferred Stock"). The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Articles of Incorporation of the Company and Code of Regulations of the Company, a copy of each of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK


     As of September 30, 1997, assuming no exercise of options, there were 6,200,000 shares of Common Stock outstanding held of record by three shareholders. There will be 10,046,000 shares of Common Stock outstanding after giving effect to the sale of Common Stock offered hereby, the acquisition of ESI and assuming no exercise of the Underwriters' over-allotment option. In addition, there are 1,204,000 shares of Common Stock issuable upon exercise of outstanding stock options and 67,800 shares of Common Stock to be issued in connection with the Company's repurchase of certain minority stock ownership interests. See "Certain Related Party and Other Transactions." All outstanding shares are, and the Common Stock offered hereby will be, duly authorized, validly issued, fully paid and nonassessable immediately following the closing of the Offering.


     Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The holders of Common Stock are not entitled to cumulative voting rights. Holders of Common Stock are entitled to receive dividends and other distributions when, as and if declared from time to time by the Board of Directors out of funds legally available for such purposes subject to any preferential rights of, and any sinking fund or redemption or purchase rights with respect to, outstanding shares of Preferred Stock, if any. In the event of a voluntary or involuntary liquidation, dissolution or winding up of MPW, the holders of Common Stock would be entitled to share ratably in all assets remaining after payment of liabilities subject to prior distribution rights and payment of any distributions owing to holders of shares of Preferred Stock then outstanding, if any. Holders of the Common Stock have no preemptive or conversion rights, and the Common Stock are not subject to further calls or assessment by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK

     There are no shares of Preferred Stock outstanding. The Board of Directors has the authority, without further action by the shareholders, to issue Preferred Stock in one or more series and to fix the rights, designations, preferences, privileges, qualifications, and restrictions thereof, including dividend rights, conversion rights, terms and rights of redemption, liquidation preferences and sinking fund terms (any or all of which may be greater than the rights of the Common Stock). The Board of Directors also has the authority, without further action by the shareholders and to the extent now or hereafter permitted by law, to amend the Articles of Incorporation to fix the voting rights of any unissued or treasury shares of any class of Preferred Stock. The Board of Directors, without shareholder approval, can issue shares of Preferred Stock with conversion, voting and other rights that could adversely affect the rights of the holders of Common Stock.

OHIO LAW AND CERTAIN CHARTER PROVISIONS

     Control of the Company by Monte R. Black, as well as certain statutory provisions of Ohio law and the Company's Articles of Incorporation and Code of Regulations, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or changes in management of the Company, including transactions in which shareholders of the Company might otherwise receive a premium over the then current market price for their shares. The size of the Board of Directors is fixed by the Company's Code of Regulations at not less than five nor more than nine directors. Each director will hold office until the next annual meeting of shareholders, at which time his successor is elected.

     The Company's Articles of Incorporation and Code of Regulations contain various provisions that may have the effect, either alone or in combination with each other, of making more difficult or discouraging a business combination or an attempt to obtain control of the Company that is not approved by the Board of Directors. These provisions include the following: (i) the right of the Board of Directors to issue unissued and unreserved Common Stock without shareholder approval; (ii) the right of the Board of Directors to issue shares of Preferred Stock, without shareholder approval, in one or more series and to designate the number of shares of each such series and the relative rights and preferences of such series, including voting rights (to the extent now or hereafter permitted by law), terms of redemption, redemption prices and conversion rights; (iii) a limitation on the removal of directors except upon the vote of 80% of the outstanding shares; (iv) a limitation on the ability of shareholders to call a special meeting except upon the consent of shareholders representing 50% of the outstanding shares entitled to vote at such meeting; and (vi) a limitation on the ability of shareholders to fill vacancies in the Board of Directors except after a vote to increase the number of directors at a meeting called for that purpose.

     The Company's Code of Regulations also contains provisions requiring advance notice to the Company of (i) nominations of candidates for election to the Board of Directors who are not nominated by the Company, and (ii) proposals to be brought before the Company's annual meeting of shareholders (other than proposals made by the Company). Without compliance with these provisions, any such nominations or shareholder proposals may not be considered by the Company.

     Section 1701.831 of the OGCL (the "Control Share Acquisition Statute") requires shareholder approval of any proposed "control share acquisition" of an Ohio corporation. A "control share acquisition" is defined as the acquisition, directly or indirectly, by any person (including any individual, partnership, corporation, limited liability company, society, association or two or more persons who have a joint or common interest) of stock of a corporation that, when added to all other stock of the corporation that may be voted, directly or indirectly, by the acquiring person, would entitle such person to exercise or direct the exercise of 20% or more (but less than 33 1/3%) of the voting power of the corporation in the election of directors or 33 1/3% or more (but less than a majority) of such voting power or a majority or more of such voting power. Under the Control Share Acquisition Statute, the control share acquisition must be approved in advance by the holders of a majority of the outstanding voting stock represented at a meeting at which a quorum is present and by the holders of a majority of the portion of the outstanding voting stock represented at such a meeting excluding the voting stock owned by the acquiring shareholder and certain "interested shares," including shares owned by officers elected or appointed by the directors of the corporation and by directors of the corporation who are also associates of the corporation.

     The Control Share Acquisition Statute applies not only to traditional tender offers but also to open market purchases, privately negotiated transactions and original issuances by the Company, whether friendly or unfriendly. The procedural requirements of the Control Share Acquisition Statute could render approval of any control share acquisition difficult in that a majority of the voting power of the Company, excluding "interested shares," must be represented at the meeting and must be voted in favor of the acquisition. The Company recognizes that any corporate defense against persons seeking to acquire control may have the effect of discouraging or preventing offers that some shareholders might find financially attractive. On the other hand, the need on the part of the acquiring person to convince the shareholders of the Company of the value and validity of his offer may cause such offer to be more financially attractive in order to gain shareholder approval.

     Chapter 1704 of the OGCL (the "Merger Moratorium Statute") generally prohibits a wide range of business combinations and other transactions (including mergers, consolidations, asset sales, loans, disproportionate distributions of property and disproportionate issuances or transfers of shares or rights to acquire shares) between the Company and a person, other than Monte
R. Black, that owns, alone or with other related parties, shares representing at least 10% of the voting power of the Company (an "Interested Shareholder") for a period of three years after such person becomes an Interested Shareholder, unless, prior to the date that the Interested Shareholder became such, the board of directors approves either the transaction or the acquisition of the Common Stock that resulted in the person becoming an Interested Shareholder. Following the three-year moratorium period, the Company may engage in covered transactions with an Interested Shareholder only if, among other things, (i) the transaction receives the approval of the holders of 66 2/3% of all the voting stock and the approval of the holders of a majority of the voting stock held by persons other than an Interested Shareholder or (ii) the remaining shareholders receive an amount for their shares equal to the higher of the highest amount paid in the past by the Interested Shareholder for the Common Stock or the amount that would be due the shareholders if the Company were to dissolve. The legislative history of the Merger Moratorium Statute indicates that it is designed to prevent many of the self-dealing activities that often accompany highly-leveraged acquisitions by prohibiting an Interested Shareholder from using the Company or its assets or stock for his benefit. The Merger Moratorium Statute will likely encourage potential tender offerors to negotiate with the Board of Directors of the Company to ensure that the shareholders of the Company receive fair and equitable consideration for their stock.

     Other provisions of the OGCL may also have the effect of deterring hostile takeovers or delaying or preventing changes in control or changes in management of the Company.

DIRECTOR AND OFFICER INDEMNIFICATION AND LIABILITY

     Under Ohio law, a director of the Company will not be found to have violated his fiduciary duties unless there is proof by clear and convincing evidence that the director has not acted in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the Company, or with the care that an ordinarily prudent person in a like position would use under similar circumstances. In general, a director of the Company is liable for monetary damages for any action or omission as a director only if proven by clear and convincing evidence that such act or omission was undertaken either with deliberate intent to cause injury to the Company or with reckless disregard for the best interests of the Company.

     Under Ohio law, the Company must indemnify its directors, as well as its officers, employees and agents, against expenses where any such person is successful on the merits or otherwise in defense of an action, suit or proceeding. The Company may indemnify such persons in actions, suits and proceedings (including derivative suits) if the individual has acted in good faith and in a manner that he believes to be in or not opposed to the best interests of the Company. In the case of a criminal proceeding, the individual must also have no reasonable cause to believe that his conduct was unlawful. Indemnification may be made only if ordered by a court or if authorized in a specific case upon a determination that the applicable standard of conduct has been met. Such a determination may be made by a majority of the disinterested directors, by independent legal counsel or by the shareholders. In order to obtain reimbursement for expenses in advance of the final disposition of any action, the individual must provide an undertaking to repay the amount if ultimately he is determined not to be entitled to indemnification.

     In general, Ohio law requires that all expenses, including attorneys' fees, incurred by a director in defending any action, suit or proceeding be paid by the Company as they are incurred in advance of final disposition if the director agrees to repay such amounts if, proven by clear and convincing evidence that his action or omission was undertaken with deliberate intent to cause injury to the Company or with reckless disregard for the best interests of the Company and if the director reasonably cooperates with the Company concerning the action, suit or proceeding.

     The Company's Amended Code of Regulations provides for indemnification that is coextensive with that permitted under Ohio law. The Company's Amended Code of Regulations authorizes the Company to enter into indemnification agreements with each present and future director and such officers, employees or agents as specified in the Amended Code of Regulations. The Amended Code of Regulations also authorizes the Company to enter into agreements to indemnify such persons to the maximum extent permitted by applicable law. The indemnification so granted may exceed the indemnification specifically authorized by the OGCL Each agreement represents a contractual obligation of the Company that can not be altered unilaterally.

TRANSFER AGENT

     The transfer agent for the Common Stock will be National City Bank, Cleveland, Ohio.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have 10,046,000 shares of Common Stock outstanding. All of the shares offered hereby will be freely saleable in the public market after completion of the Offering, unless acquired by affiliates of the Company. All of the shares outstanding prior to completion of the Offering are subject to contractual restrictions that prohibit the shareholders from selling or otherwise disposing of shares for a period of 180 days after the date of this Prospectus without the consent of Raymond James & Associates, Inc. After this 180-day period expires, 6,200,000 shares will be eligible for resale in the public market under Rule 144 promulgated under the Securities Act. Upon the expiration of the 180-day period, Common Stock then held by affiliates of the Company will be subject to certain volume and other limitations discussed below under Rule 144.


     The Company, and the Company's directors, officers and shareholders have agreed not to sell, contract to sell or otherwise dispose of any Common Stock for a period of 180 days after the date of this Prospectus, except as consideration for business acquisitions or upon exercise of currently outstanding stock options, without the prior written consent of Raymond James & Associates, Inc.

     In general, under Rule 144 as amended effective April 29, 1997, a person (or persons whose shares are aggregated), including persons who may be deemed affiliates of the Company, who has beneficially owned his or her shares for at least one year is entitled to sell within any three-month period that number of shares that does not exceed the greater of 1% of the outstanding Common Stock (approximately 100,000 shares after completion of the Offering) or the average weekly trading volume during the four calendar weeks preceding each such sale. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Under Rule 144(k), a person (or persons whose shares are aggregated) who is not or has not been deemed an "affiliate" of the Company for at least three months and who has beneficially owned his or her shares for at least two years would be entitled to sell such shares under Rule 144 without regard to the limitations discussed above.

     There has been no public market for the Common Stock prior to the Offering and no assurance can be given that an active public market for the Common Stock will develop or be sustained after completion of the Offering, and no prediction can be made as to the effect, if any, that sales of stock under Rule 144 or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time after the Offering. Sales of substantial amounts of the Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise capital or effect acquisitions through the issuance of Common Stock.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters") have severally agreed to purchase from the Company the following respective number of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                UNDERWRITERS                               NUMBER OF SHARES
    ---------------------------------------------------------------------  ----------------
    Raymond James & Associates, Inc. ....................................
    Robert W. Baird & Co. Incorporated...................................

                                                                               ---------
              Total......................................................      3,750,000
                                                                               =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the Common Stock offered hereby, if any of such shares are purchased.

     The Company has been advised by the Underwriters that the Underwriters propose to offer the Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession not in excess of $          per share. The
Underwriters may allow, and such dealers may reallow, a concession not in excess
of $          per share to certain other dealers. After commencement of the initial public offering, the offering price and other selling terms may be changed by the Underwriters.

     The Company has granted the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 562,500 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares offered by the Company hereunder, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 3,750,000 shares of Common Stock are being offered.

     The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act"). Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     The Company has agreed not to sell, contract to sell or otherwise dispose of any Common Stock for a period of 180 days after the date of this Prospectus, except as consideration for business acquisitions or upon exercise of currently outstanding stock options, without the prior written consent of Raymond James & Associates, Inc. All shareholders, directors and officers of the Company have agreed not to sell, contract to sell or otherwise dispose of any Common Stock for a period of 180 days without the prior written consent of Raymond James & Associates, Inc. See "Shares Eligible For Future Sale."

     The Underwriters have advised the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority.

     Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock will be determined by negotiations between the Company and the Underwriters. Among the factors to be considered in such negotiations are prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

                                 LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for MPW by Jones, Day, Reavis & Pogue, Columbus, Ohio. Certain legal matters related to the Offering will be passed upon for the Underwriters by McDermott, Will & Emery, Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements of MPW Industrial Services Group, Inc. as of June 30, 1996 and 1997, and for each of the three years in the period ended June 30, 1997, included herein and in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              SHAREHOLDER REPORTS

     The Company intends to furnish its shareholders with annual reports containing consolidated financial statements audited by its independent auditors.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                      MPW INDUSTRIAL SERVICES GROUP, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                       ------
Report of Independent Auditors.........................................................    F-2
Consolidated Balance Sheets as of June 30, 1996 and 1997 and September 30, 1997
  (unaudited)..........................................................................    F-3
Consolidated Statements of Income for the years ended June 30, 1995, 1996 and 1997 and
  for the three months ended September 30, 1996 and 1997 (unaudited)...................    F-4
Consolidated Statements of Changes in Shareholders' Equity for the years ended June 30,
  1995, 1996 and 1997 and for the three months ended September 30, 1997 (unaudited)....    F-5
Consolidated Statements of Cash Flows for the years ended June 30, 1995, 1996 and 1997
  and for the three months ended September 30, 1996 and 1997 (unaudited)...............    F-6
Notes to Consolidated Financial Statements.............................................    F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
  MPW INDUSTRIAL SERVICES GROUP, INC.

     We have audited the accompanying consolidated balance sheets of MPW Industrial Services Group, Inc. and subsidiaries as of June 30, 1996 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MPW Industrial Services Group, Inc. and subsidiaries at June 30, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.


                                                               ERNST & YOUNG LLP


Columbus, Ohio
September 30, 1997,

except for Note 14


as to which the date is October 31, 1997

                      MPW INDUSTRIAL SERVICES GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                       SEPTEMBER 30,
                                                    JUNE 30,               1997           PRO FORMA
                                               -------------------    --------------     SEPTEMBER 30,
                                                1996        1997        (UNAUDITED)          1997
                                               -------     -------                      --------------
                                                                                          (UNAUDITED)
                                                                                           (NOTE 15)
                    ASSETS

Current assets:
  Cash and cash equivalents................... $   508     $   489        $   532
  Accounts receivable (net of allowances of
     $764 and $714 at June 30, 1996 and 1997,
     respectively)............................  11,517      13,560         15,074
  Inventories.................................   1,632       3,361          3,353
  Prepaid expenses............................     532         960          1,022
  Other current assets........................     614         596            477
                                               -------     -------        -------
                                                14,803      18,966         20,458
Property and equipment, net...................  21,258      23,400         23,119
Noncurrent assets:
  Costs in excess of net assets of acquired
     businesses, net..........................   2,630       2,518          2,491
  Other assets................................     777         401            370
                                               -------     -------        -------
Total assets.................................. $39,468     $45,285        $46,438
                                               =======     =======        =======
     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................ $ 4,077     $ 3,414        $ 3,748
  Accrued compensation and related taxes......   2,078       3,052          2,368
  Current maturities of noncurrent
     liabilities..............................   1,524         965            965
  Other accrued liabilities...................   4,603       4,466          4,143
                                               -------     -------        -------
                                                12,282      11,897         11,224
Noncurrent liabilities:
  Long-term debt..............................   8,814      11,719         12,096
  Capital leases..............................   2,133       2,048          2,028
  Deferred stock option compensation..........      --       2,764          2,924
                                               -------     -------        -------
                                                10,947      16,531         17,048
Commitments and contingencies.................      --          --             --
Minority interest.............................     172         379            478
Shareholders' equity:
  Preferred stock, $0.01 par value; 5,000,000
     shares authorized; no shares issued and
     outstanding..............................      --          --             --
  Common stock, no par value; 30,000,000
     shares authorized; 6,200,000 shares
     issued and outstanding; 6,267,800 shares
     pro forma................................      62          62             62           $    63
  Additional paid-in capital..................      64         837            837             2,022
  Retained earnings...........................  15,941      15,579         16,789             1,265
                                               -------     -------        -------              ----
                                                16,067      16,478         17,688           $ 3,350
                                               -------     -------        -------              ====
Total liabilities and shareholders' equity.... $39,468     $45,285        $46,438
                                               =======     =======        =======


The accompanying notes are an integral part of these consolidated financial statements.

                      MPW INDUSTRIAL SERVICES GROUP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                               THREE MONTHS ENDED
                                                 YEAR ENDED JUNE 30,              SEPTEMBER 30,
                                           -------------------------------     -------------------
                                            1995        1996        1997        1996        1997
                                           -------     -------     -------     -------     -------
                                                                               (UNAUDITED)
Revenues...............................    $56,305     $58,430     $72,908     $19,422     $21,865
Costs and expenses:
  Cost of services.....................     37,768      37,543      48,460      12,641      14,380
  Selling, general and administrative
     expenses..........................     10,208      11,009      13,603       3,205       3,545
  Depreciation and amortization........      4,356       4,933       3,655         935         866
  Deferred stock option compensation...         --          --       2,764       2,189         160
                                           -------     -------     -------     -------     -------
  Total costs and expenses.............     52,332      53,485      68,482      18,970      18,951
                                           -------     -------     -------     -------     -------
Income from operations.................      3,973       4,945       4,426         452       2,914
Interest expense, net..................        104         541         974         214         335
Minority earnings......................         --         172         207         125          99
                                           -------     -------     -------     -------     -------
Income from continuing operations
  before income taxes..................      3,869       4,232       3,245         113       2,480
Provision for income taxes.............        331         360       1,085          44         149
                                           -------     -------     -------     -------     -------
Income from continuing operations......      3,538       3,872       2,160          69       2,331
Discontinued operations, net of income
  taxes................................        367         163          --          --          --
                                           -------     -------     -------     -------     -------
Net income.............................    $ 3,905     $ 4,035     $ 2,160     $    69     $ 2,331
                                           =======     =======     =======     =======     =======
Unaudited pro forma information
  (Note 15:
  Historical income from continuing operations before taxes...     $ 3,245     $   113     $ 2,480
  Pro forma adjustments other than income taxes...............       3,850       2,536         577
                                                                   -------     -------     -------
  Pro forma income before income taxes........................       7,095       2,649       3,057
  Pro forma taxes on income...................................       2,838       1,060       1,223
                                                                   -------     -------     -------
  Pro forma net income........................................     $ 4,257     $ 1,589     $ 1,834
                                                                   =======     =======     =======
  Pro forma net income per common share.......................     $  0.40     $  0.15     $  0.17
                                                                   =======     =======     =======
  Weighted average common shares outstanding..................      10,747      10,747      10,747


The accompanying notes are an integral part of these consolidated financial statements.

                      MPW INDUSTRIAL SERVICES GROUP, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)


                                                                           ADDITIONAL
                                                                COMMON      PAID-IN       RETAINED
                                                                STOCK       CAPITAL       EARNINGS
                                                                ------     ----------     --------
Balance at July 1, 1994.....................................     $ 62         $ 64        $ 16,555
  Net income................................................       --           --           3,905
  Distributions.............................................       --           --          (3,953)
  Deferred translation adjustment...........................       --           --             (28)
                                                                  ---         ----         -------
Balance at June 30, 1995....................................       62           64          16,479
  Net income................................................       --           --           4,035
  Distributions.............................................       --           --          (4,616)
  Deferred translation adjustment...........................       --           --              43
                                                                  ---         ----         -------
Balance at June 30, 1996....................................       62           64          15,941
  Net income................................................       --           --           2,160
  Distributions.............................................       --           --          (1,161)
  Distribution of previously consolidated affiliate.........       --           --          (1,359)
  Capital contributions.....................................       --          773              --
  Deferred translation adjustment...........................       --           --              (2)
                                                                  ---         ----         -------
Balance at June 30, 1997....................................       62          837          15,579
  Net income................................................       --           --           2,331
  Distributions.............................................       --           --          (1,121)
                                                                  ---         ----         -------
Balance at September 30, 1997 (unaudited)...................     $ 62         $837        $ 16,789
                                                                  ===         ====         =======


The accompanying notes are an integral part of these consolidated financial statements.

                      MPW INDUSTRIAL SERVICES GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                   THREE MONTHS
                                                                                       ENDED
                                                      YEAR ENDED JUNE 30,          SEPTEMBER 30,
                                                  ----------------------------   -----------------
                                                   1995       1996      1997      1996      1997
                                                  -------   --------   -------   -------   -------
                                                                                 (UNAUDITED)
CASH FLOW FROM OPERATING ACTIVITIES:
Net income....................................... $ 3,905   $  4,035   $ 2,160   $    69   $ 2,331
Adjustments to reconcile net income to net cash
  provided by operating activities:
     Depreciation................................   3,865      4,421     2,953       756       811
     Amortization................................     491        512       702       179        55
     (Gain) loss on disposals of assets..........     (80)      (100)       76        15        (4)
     Gain on disposition of discontinued
       operation.................................      --       (114)       --        --        --
     Minority interest...........................      74        172       207       125        99
     Effect of exchange rate changes on cash.....     (28)        43        (2)       (2)       --
     Deferred stock option compensation..........      --         --     2,764     2,189       160
     Changes in operating assets and liabilities:
       Accounts receivable.......................    (577)      (796)   (2,043)   (2,383)   (1,514)
       Inventories...............................      53          2    (1,729)      160         8
       Prepaid expenses and other assets.........     215       (714)     (267)     (504)       88
       Accounts payable..........................    (530)       722      (663)       92       334
       Other accrued liabilities.................   2,742       (792)      837      (223)   (1,007)
                                                  -------   --------   --------  -------   -------
Net cash provided by operating activities........  10,130      7,391     4,995       473     1,361
CASH FLOW FROM INVESTING ACTIVITIES:
Purchases of property and equipment..............  (5,418)   (14,269)   (5,932)   (1,619)     (558)
Purchase of business, net of acquired cash.......      --     (1,771)       --        --        --
Proceeds from sale of affiliate..................      --        500        --        --        --
Proceeds from disposal of property and
  equipment......................................   1,046      3,020       151        95         4
                                                  -------   --------   --------  -------   -------
Net cash used in investing activities............  (4,372)   (12,520)   (5,781)   (1,524)     (554)
CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility..........      --     15,556    32,668     9,031    11,414
Payments on revolving credit facility............      --    (13,521)  (28,883)   (6,196)  (10,817)
Proceeds from notes payable......................      --      7,600        --        --        --
Payments on notes payable........................    (521)      (673)     (880)     (220)     (220)
Payments on capital lease obligations............    (573)      (634)     (644)     (180)      (20)
Proceeds from capital contributions..............      --         --       773        --        --
Distributions to shareholders....................  (3,953)    (4,616)   (2,267)     (853)   (1,121)
                                                  -------   --------   --------  -------   -------
Net cash provided by (used in) financing
  activities.....................................  (5,047)     3,712       767     1,582      (764)
                                                  -------   --------   --------  -------   -------
Increase (decrease) in cash and cash
  equivalents....................................     711     (1,417)      (19)      531        43
Cash and cash equivalents at beginning of year...   1,214      1,925       508       508       489
                                                  -------   --------   --------  -------   -------
Cash and cash equivalents at end of year......... $ 1,925   $    508   $   489   $ 1,039   $   532
                                                  =======   ========   ========  =======   =======

The accompanying notes are an integral part of these consolidated financial statements

                      MPW INDUSTRIAL SERVICES GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (FOR THE YEARS ENDED JUNE 30, 1995, 1996 AND 1997 AND
      FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED))

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS MPW Industrial Services Group, Inc. ("MPW" or the "Company") is an industrial services firm that provides industrial cleaning and facility support services, industrial process water purification, industrial air filtration services and other specialized services. Such services are typically provided at customer facilities. MPW also operates a process facility for industrial containers cleaning. The Company's principal customers are large industrial facilities in the automotive, electric power, chemical, pulp and paper, steel, transportation, aerospace and other heavy manufacturing industries. MPW provides services primarily in the Midwestern and Southeastern United States.

     The accompanying consolidated financial statements include the accounts of the Company including MPW Industrial Services, Inc. ("Industrial"), Weston Engineering, Inc. ("Weston"), and Aquatech Environmental, Inc. ("Aquatech") which is 70% owned by the Company. The minority shareholders' interests in the equity and net income of Aquatech are presented separately in the accompanying financial statements. All intercompany transactions and balances have been eliminated.

     REVENUES AND COST RECOGNITION The Company primarily derives its revenues from services under time and materials, fixed price and unit price contracts. Revenues from time and materials type contracts are recorded based on performance and efforts expended. Contract costs include all direct labor, material, per diem, subcontract and other direct and indirect project costs related to contract performance. Revenues derived from non-contract activities are recorded as services are performed or goods are sold.

     During fiscal 1997, the Company had revenues from General Motors Corporation which represented 10.4% of consolidated revenues. In prior years, no customer represented more than 7% of consolidated revenues.

     DERIVATIVE FINANCIAL INSTRUMENTS Derivative financial instruments are used by the Company in the management of its interest rate exposure. The differentials to be paid or received under interest rate swap agreements and any associated costs of such agreements are recognized in income over the life of the swap agreement as adjustments to interest expense in the accompanying financial statements.

     INVENTORIES Inventories, primarily consisting of products purchased for resale and operating supplies, are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

     PROPERTY AND EQUIPMENT Property and equipment, including assets under capital leases, are recorded at cost and include expenditures which substantially increase the useful lives of the assets. Maintenance and repairs that do not improve or extend the life of the respective assets are expensed as incurred. Depreciation is provided over the estimated useful lives of the respective assets using the straight-line method. Amortization of capital leases is provided over the lease terms using the straight-line method.


     Depreciation and amortization on the Company's property and equipment has been computed based on the following useful lives:



                                                                                   YEARS
                                                                                  -------
    Buildings and improvements..................................................  5 to 20
    Motor vehicles and transportation equipment.................................  3 to 10
    Machinery and equipment.....................................................   3 to 8
    Furniture and fixtures......................................................   5 to 7


     COSTS IN EXCESS OF NET ASSETS OF ACQUIRED BUSINESSES Costs in excess of net assets of acquired businesses ("goodwill"), resulting primarily from certain acquisitions accounted for using the purchase method of accounting, is amortized on a straight-line basis over periods not exceeding 25 years. Accumulated amortization of goodwill as of June 30, 1996 and 1997 was $145,000 and $256,000, respectively.

                      MPW INDUSTRIAL SERVICES GROUP, INC.

             (FOR THE YEARS ENDED JUNE 30, 1995, 1996 AND 1997 AND
      FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED))

     FINANCIAL INSTRUMENTS Financial instruments consist primarily of cash, accounts receivable, accounts payable and long-term debt. The carrying value of all financial instruments at June 30, 1996 and 1997 approximated their fair value.

     INCOME TAXES The shareholders of Industrial have elected under Subchapter S of the Internal Revenue Code to include income of Industrial in their own income for income tax purposes. The accompanying financial statements do not include provisions for federal income taxes and certain state income taxes for Industrial. Other members of the Company are subject to income taxes and income tax provisions are made in the accompanying financial statements. Deferred tax assets and liabilities are recorded based on differences between the financial reporting and tax basis of assets and liabilities which are measured by applying enacted tax rates for years in which such differences are expected to reverse.

     STATEMENT OF CASH FLOWS The Company considers all short-term deposits and highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash paid for income taxes for fiscal 1995, 1996 and 1997 was $150,000, $224,000 and $525,000, respectively. Cash paid for interest was $153,000, $315,000 and $1,255,000 for fiscal 1995, 1996 and 1997, respectively. Distributions to shareholders during fiscal 1996 included a note receivable of $250,000.

     USE OF ESTIMATES The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements. Actual results could differ from those estimates.

     RECENT ACCOUNTING PRONOUNCEMENTS In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted for financial statements issued for periods ending after December 15, 1997. This statement establishes standards for computing and presenting earnings per share. It requires dual presentation of basic and diluted earnings per share on the face of the income statement and a reconciliation between the computations. The Company has not yet determined the impact of Statement 128 on its reported earnings per share.

     In June 1997, the Financial Accounting Standards Board issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, which is effective for fiscal years beginning after December 15, 1997. This statement establishes requirements for reporting information about operating segments. This statement may require a change in the way the Company presently reports financial information; however, the extent of the change, if any, has not been determined.

     INTERIM FINANCIAL REPORTING In the opinion of management, the unaudited information as of September 30, 1997 and for the three months ended September 30, 1996 and 1997 includes all adjustments, consisting of normal recurring adjustments, the Company considers necessary for a fair presentation of such financial statements in accordance with generally accepted accounting principles. Operating results for the three months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending June 30, 1998.

NOTE 2.  ACQUISITIONS

     Effective April 1, 1996, the Company purchased substantially all of the assets of Weston Engineering, a Michigan partnership, for $2,050,000 and assumed certain liabilities. The transaction was financed through borrowings under the Company's loan agreement. The assets and liabilities assumed were merged into a newly created, wholly-owned subsidiary, Weston Engineering, Inc. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the acquired assets and assumed liabilities, including goodwill, have been recorded at their estimated fair values as of April 1, 1996. The accompanying financial statements include the results of operations of Weston from the effective acquisition date through June 30, 1997.

                      MPW INDUSTRIAL SERVICES GROUP, INC.

             (FOR THE YEARS ENDED JUNE 30, 1995, 1996 AND 1997 AND
      FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED))

     The following table sets forth the unaudited consolidated pro forma results of operations for fiscal 1995 and 1996 giving effect to the acquisition of Weston as if such acquisition had occurred on July 1, 1994.

                                                              YEAR ENDED JUNE 30,
                                                              --------------------
                                                               1995         1996
                                                              -------      -------
                                                                 (IN THOUSANDS)
            Revenues.......................................   $64,628      $64,781
            Net income.....................................     3,547        3,944

NOTE 3.  CHANGE IN ACCOUNTING ESTIMATE

     Effective July 1, 1996, the Company changed its estimates for the useful lives of certain property and equipment to more accurately reflect the Company's actual history of useful lives. The Company utilized the net book value of each of its property and equipment assets as of July 1, 1996 and applied the remaining useful life of each asset in the calculation of depreciation from that date forward. In fiscal 1997, the effect of applying these changes was a reduction in depreciation expense of $1,620,000.

NOTE 4.  DISCONTINUED OPERATIONS

     Effective December 31, 1995, the Company disposed of its 70% interest in B&B Underground, a general partnership, to the remaining partner for $750,000. Under the terms of the agreement, $500,000 was received during fiscal 1996 with the remainder to be received in five equal annual installments of $50,000 plus interest. The transaction resulted in a gain of $114,000. The sale of the Company's interest in B&B Underground has been accounted for as discontinued operations and, accordingly, the accompanying consolidated statements of income have been restated to report this business separately as discontinued operations.

     The results of operations of B&B Underground are summarized as follows:

                                                                 YEAR ENDED JUNE 30,
                                                                ---------------------
                                                                  1995         1996
                                                                --------     --------
                                                                   (IN THOUSANDS)
          Revenues..........................................    $  2,692     $    968
          Operating income..................................         511           21
          Net income........................................         367           49

NOTE 5.  PROPERTY AND EQUIPMENT

     Property and equipment is summarized as follows:

                                                                      JUNE 30,
                                                                ---------------------
                                                                  1996         1997
                                                                --------     --------
                                                                   (IN THOUSANDS)
          Land and buildings................................    $  5,830     $  2,200
          Motor vehicles and transportation equipment.......      30,526       32,613
          Machinery and equipment...........................       9,559        9,627
          Leasehold improvements............................       2,748        3,323
          Furniture and fixtures............................       2,051        1,610
          Construction in progress..........................       1,248        1,486
                                                                --------      -------
                                                                  51,962       50,859
          Less accumulated depreciation and amortization....     (30,704)     (27,459)
                                                                --------      -------
                                                                $ 21,258     $ 23,400
                                                                ========      =======

                      MPW INDUSTRIAL SERVICES GROUP, INC.

             (FOR THE YEARS ENDED JUNE 30, 1995, 1996 AND 1997 AND
      FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED))

NOTE 6.  OTHER ACCRUED LIABILITIES

     Other accrued liabilities are summarized as follows:

                                                                       JUNE 30,
                                                                  -------------------
                                                                   1996        1997
                                                                  -------     -------
                                                                    (IN THOUSANDS)
          Insurance retention reserves........................    $ 3,054     $ 2,722
          Other...............................................      1,549       1,744
                                                                  --------    -------
                                                                  $ 4,603     $ 4,466
                                                                  ========    =======

NOTE 7.  LONG-TERM DEBT

     Long-term debt is summarized as follows:

                                                                      JUNE 30,
                                                                 -------------------
                                                                  1996        1997
                                                                 -------     -------
                                                                   (IN THOUSANDS)
          Revolving credit facility..........................    $ 2,744     $ 6,529
          Notes payable to financial institutions............      6,950       6,070
                                                                  ------      ------
                                                                   9,694      12,599
          Less current maturities............................       (880)       (880)
                                                                  ------      ------
                                                                 $ 8,814     $11,719
                                                                  ======      ======


     The Company has a loan agreement with two banks (the "Loan Agreement") which, as amended in September 1997, provides for a revolving credit facility and three separate notes payable.


     The revolving credit facility provides for $12,000,000 in aggregate borrowings, is unsecured and bears interest at the prime rate less 0.50% or, at the Company's option, the Eurodollar market rate plus 1.25%. The facility allows for up to $3,000,000 in letters of credit and limits total cash borrowings based on the ratio of debt to equity. The revolving credit facility expires on December 31, 1998, at which time the principal balance outstanding may be converted to a five-year term note, at the term note interest rate, with equal quarterly principal payments. There were $1,302,000, and $1,062,000 of letters of credit outstanding at June 30, 1996 and 1997, respectively. The weighted average rate for the revolving credit facility was 7.44% at June 30, 1997.

     The Company has three separate notes payable to financial institutions. The first note, in the amount of $2,800,000, is unsecured and has principal payments of $100,000 due quarterly through July 31, 2003. The outstanding balance at June 30, 1997 was $2,400,000. The second note, in the amount of $2,350,000, is secured by a corporate aircraft and has principal payments of $75,000 due quarterly through September 30, 2002 with the remaining principal due on December 31, 2002. The outstanding balance at June 30, 1997 was $2,050,000. The third note, in the amount of $1,800,000, is unsecured and has principal payments of $45,000 due quarterly through July 31, 2006. The outstanding balance at June 30, 1997 was $1,620,000.


     The notes bear interest at the prime rate less 0.25% or, at the Company's option, the Eurodollar market rate plus 1.50%. The rate in effect for the notes at June 30, 1997 was 6.94%. The Company entered into a forward interest rate swap agreement with its principal bank which consists of an original notional amount of $1,755,000 of floating to fixed rate interest rate swap. This agreement contains the same terms, including principal payment provisions, as the third bank note discussed above through October 31, 1999. This swap fixes the effective interest rate on the third bank note at 7.50%. The Company intends, based upon the provisions of the agreement, to

                      MPW INDUSTRIAL SERVICES GROUP, INC.

             (FOR THE YEARS ENDED JUNE 30, 1995, 1996 AND 1997 AND
      FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED))


eliminate the swap upon completion of the Offering (as defined in Note 14) at a cost to the Company of less than $10,000.



     The loan agreement provides for changes in the interest rate formulas based on aggregate borrowings and financial performance as measured by interest coverage and by the ratio of funded debt to equity. The loan agreement also provides covenants which impose minimum levels for interest coverage and tangible net worth and ceiling levels for funded debt to equity and distributions to shareholders. At June 30, 1997, the amount of retained earnings that was free of restrictions was $2,092,000.


     The aggregate maturities of long-term debt for the five years ending June 30 are: 1998, $880,000; 1999, $7,409,000; 2000, $880,000; 2001, $880,000; 2002,
$880,000; 2003 and thereafter, $1,670,000.

NOTE 8.  LEASE COMMITMENTS

     The Company leases certain land, buildings and equipment under noncancelable leases with entities controlled by its principal shareholder. These leases, which expire in 1997 and 2001, may be extended for additional terms ranging from one to five years. Each lease has been treated as a capital lease in the accompanying financial statements. Property and equipment includes the following amounts related to capital leases:

                                                                       JUNE 30,
                                                                  -------------------
                                                                   1996        1997
                                                                  -------     -------
                                                                    (IN THOUSANDS)
          Land and buildings..................................    $ 5,830     $ 2,200
          Machinery and equipment.............................      1,000          --
                                                                  -------     -------
                                                                    6,830       2,200
          Less accumulated amortization.......................     (4,244)       (206)
                                                                  -------     -------
                                                                  $ 2,586     $ 1,994
                                                                  =======     =======

     The present value of future minimum lease payments for capital leases are recorded as liabilities in the accompanying financial statements and are summarized, by year and in the aggregate, as follows:

          Year ending June 30 (in thousands):
          1998......................................................    $       421
          1999......................................................            421
          2000......................................................            421
          2001......................................................            421
          2002......................................................            485
          Thereafter................................................          2,005
                                                                           --------
                                                                              4,174
          Less amount representing interest.........................         (2,041)
                                                                           --------
          Present value of future minimum lease payments............          2,133
          Less current maturities...................................            (85)
                                                                           --------
          Long-term maturities......................................       $  2,048
                                                                           ========

     Rental expense related to all operating leases, including short-term rentals, was approximately $753,000, $541,000 and $944,000 for fiscal 1995, 1996 and 1997, respectively.

                      MPW INDUSTRIAL SERVICES GROUP, INC.

             (FOR THE YEARS ENDED JUNE 30, 1995, 1996 AND 1997 AND
      FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED))

NOTE 9.  INCOME TAXES

     The shareholders of Industrial have elected under Subchapter S of the Internal Revenue Code to include the income of Industrial in their own income for federal income tax purposes. Accordingly, the earnings of Industrial are not subject to federal and certain state income taxes. The accompanying financial statements do, however, include provisions for income taxes for federal, state, provincial and local tax purposes for members of the Company which are subject to corporate income taxes. Certain of these subsidiaries file a federal income tax return on a separate company basis. In addition, the provision for income taxes includes certain state tax provisions for Industrial in states that do not recognize Industrial's S Corporation tax status. The pre-tax income or loss of the subsidiaries that are subject to corporate income tax was approximately $499,000, $(185,000), and $1,492,000 for fiscal 1995, 1996, and 1997, respectively. The temporary differences between book and tax income for these subsidiaries have been insignificant.

     The components of the provision for income taxes are as follows:

                                                              YEAR ENDED JUNE 30,
                                                          ----------------------------
                                                           1995       1996       1997
                                                          ------     ------     ------
                                                                 (IN THOUSANDS)
          United States:
            Federal...................................    $  200     $  133     $  663
            State and local...........................       103        227        317
          Canada:
            Federal...................................        20         --         80
            Provincial................................         8         --         25
                                                            ----       ----     ------
                                                          $  331     $  360     $1,085
                                                            ====       ====     ======

NOTE 10.  EMPLOYEE BENEFITS

     The Company sponsors a Savings Plan, which qualifies for tax-deferred contributions under Section 401(k) of the Internal Revenue Code, (the "401(k) Plan") that covers substantially all employees of the Company who are over 21 years of age with at least one year of continuous service. Employees covered by collective bargaining agreements are excluded from the plan. Contributions by eligible employees are matched at a rate of 50% of the first 6% of the employee's earnings contributed. Additional discretionary contributions may be made to the 401(k) Plan by the Company. Matching contributions approximated $131,000, $142,000 and $160,000 for fiscal 1995, 1996 and 1997, respectively.

NOTE 11.  STOCK OPTION PLANS

     1991 STOCK OPTION PLAN The Company's 1991 Stock Option Plan (the "1991 Plan") provides for the granting of up to 200,000 stock options to key management personnel. The exercise price of such options is equal to approximately two times the net book value per share of the Company as of the date of the grant. Each option is issued for a term of ten years and vests ratably over a five year period. Under the terms of the 1991 Plan, the Company may be obligated to repurchase common stock issued by exercise of the stock options at a price equal to two times the net book value per share of the Company as of the date of the repurchase.

     1994 STOCK OPTION PLAN The Company's 1994 Stock Option Plan (the "1994 Plan"), provides for the granting of up to 1,000,000 stock options to officers and key employees of the Company. The exercise price of such options is equal to the adjusted net book value per share of the Company as of the date of the grant. Each option is issued for a term of ten years and vests over periods ranging from three to five years. Under the terms of the 1994 Plan, the Company may be obligated to purchase common stock issued by exercise of the stock options at prices ranging from one to two times the adjusted net book value per share of the Company as of the date of

                      MPW INDUSTRIAL SERVICES GROUP, INC.

             (FOR THE YEARS ENDED JUNE 30, 1995, 1996 AND 1997 AND
      FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED))

each purchase, subject to certain restrictions, including limitations on redemption during employment, terms for settlement in the event of termination of employment and limitations imposed by loan agreements of the Company.

     The following table summarizes stock option activity:

                                                             NUMBER OF
                                                              SHARES         PRICE PER
                                                                (#)          SHARE ($)
                                                             ---------      -----------
                                                             (IN THOUSANDS, EXCEPT PER
                                                                    SHARE DATA)
          Outstanding at July 1, 1994 and 1995                   68                3.65
            Granted.......................................       --                  --
            Expired or canceled...........................       (4)               3.65
            Exercised.....................................       --                  --
                                                                ---
          Outstanding at June 30, 1996....................       64                3.65
            Granted.......................................      880         2.14 - 3.23
            Expired or canceled...........................      (74)               2.62
            Exercised.....................................       --                  --
                                                                ---
          Outstanding at June 30, 1997....................      870         2.14 - 3.65
                                                                ===

     Adjusted net book value of the Company is defined in the 1994 Plan as an amount equal to shareholders' equity as shown on the consolidated financial statements of the Company plus distributions made to shareholders, other than distributions made for the payment of income taxes, as a result of Subchapter S status, of any member of the consolidated group. Other provisions provide certain anti-dilution rights, restrict the sale or transfer of options, provide for vesting in the event of a change in control of the Company and provide for termination of the Company's redemption and anti-dilution obligations in the event of a registration pursuant to the Securities Exchange Act of 1933.

     The Company has recorded compensation expense to reflect the value of the options at each date of grant and the appreciation in the options outstanding under the stock option plans. This expense totaled $2,764,000 for fiscal 1997, of which $1,980,000 related to prior years' service of the participants.

     During 1995, the Financial Accounting Standards Board issued Statement No. 123 ("SFAS No. 123"), Accounting for Stock-Based Compensation, effective June 1, 1996. This statement set forth standards for accounting for stock-based compensation. The Company has elected to adopt the disclosure only provision of SFAS No. 123 and to continue to account for stock-based compensation under the provisions of Accounting Principles Board Opinion No. 25. However, because the Company's stock option plans are variable plans, the pro forma information regarding net income and earnings per share required by SFAS No. 123 would not be materially different than reported amounts.

NOTE 12.  RELATED PARTY TRANSACTIONS

     On August 9, 1996, the Company sold certain land and a commercial building to an entity controlled by its principal shareholder for $2,200,000. The transaction resulted in no gain or loss. MPW rents certain land, buildings and equipment, including the commercial real estate described above, from entities controlled by its principal shareholder under long-term lease agreements. Total payments related to these leases were $726,000, $726,000 and $991,000 for fiscal 1995, 1996 and 1997, respectively. The Company is also a guarantor of a mortgage note issued to an entity controlled by the Company's principal shareholder on this facility. At June 30, 1997, there was $2,017,000 outstanding on this mortgage note.

                      MPW INDUSTRIAL SERVICES GROUP, INC.

             (FOR THE YEARS ENDED JUNE 30, 1995, 1996 AND 1997 AND
      FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED))

     MPW provides certain operational, administrative and financial services to Pro-Kleen Industrial Services, Inc. ("Pro-Kleen"), a portable sanitation services company wholly-owned by MPW's principal shareholder. At June 30, 1996 and 1997, the amount due from Pro-Kleen was $421,000 and $148,000, respectively. These amounts have been included in other current assets in the accompanying financial statements.


     During fiscal 1997, the Company's shareholders contributed $773,000 in cash to the Company.


NOTE 13.  COMMITMENTS AND CONTINGENCIES

     The Company is subject to various claims and lawsuits in the ordinary course of its business. In the opinion of management, the outcome of these actions, which is not clearly determinable at the present time, is either adequately covered by insurance, or will not, in the aggregate, have a material adverse effect upon the financial position or the results of future operations of the Company.


NOTE 14.  SUBSEQUENT EVENTS


     On October 1, 1997, the Company filed a registration statement with the Securities and Exchange Commission for the sale of 3,750,000 shares of its authorized and unissued common shares.


     In connection with the planned public offering (the "Offering"), during October, 1997, the consolidated group was restructured resulting in the creation of a new holding company, MPW Industrial Services Group, Inc., an Ohio corporation. The outstanding shares of the existing company were converted into common shares of the new company on a 1 for 1 basis (subsequently subject to a 4 to 1 stock split). The authorized capital stock of the new company consists of 5,000,000 preferred shares, $0.01 par, and 30,000,000 common shares, no par value. These changes have been reflected in the accompanying financial statements.



     In connection with the reorganization, Industrial's S Corporation status was terminated. Prior to the termination, Industrial made a distribution totaling $21,200,000 of the undistributed earnings associated with Industrial's S Corporation status (the "Distribution"). The distribution was in the form of promissory notes (the "AAA Notes").



     In October 1997, the Company acquired ESI International, Inc. and ESI North, Limited (collectively, "ESI") for a combination of cash, promissory notes and Common Stock for aggregate consideration of $4,903,000 and $1,043,000 of assumed liabilities.



     In October 1997, the Company further amended the Loan Agreement to modify the covenants to allow for the Distribution and the acquisition of ESI.


     The Company also plans to adopt a new stock option plan (the "1997 Plan"). The purpose of the 1997 Plan is to attract and retain key personnel, including consultants and advisors to the Company, to enhance their interest in the Company's continued success and to allow associates an opportunity to have an ownership in the Company through stock options, stock awards and a stock purchase plan. The maximum number of common shares available to be issued under the 1997 Plan will be 700,000 shares of Common Stock.

     In addition, the following actions are anticipated in connection with the
Offering:


     1. The net proceeds of the Offering will be used to repay $17,600,000 of the AAA Notes with approximately $12,400,000 paid upon the closing of the Offering, $1,000,000 payable on December 31, 1997 and $4,200,000 payable on April 15, 1998. After the payment of the $12,400,000 of AAA Notes with the Offering proceeds, the Company's principal shareholder will repay certain indebtedness for which the Company currently has a corporate guarantee. As a result of this repayment, the corporate guarantee will be eliminated. In addition, approximately $13,000,000 of the net proceeds from the Offering will be used to repay existing debt of the Company.

                      MPW INDUSTRIAL SERVICES GROUP, INC.

             (FOR THE YEARS ENDED JUNE 30, 1995, 1996 AND 1997 AND
      FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED))

     2. The Company's obligation to repurchase securities issued under certain of the Company's stock option plans terminates. As a result of this termination, the Company will incur a non-recurring, non-cash expense of approximately $2,621,000, net of tax. This expense will result in a concurrent increase in additional paid-in capital, and will not have an adverse impact on shareholders' equity.

     3. The Company will purchase certain minority stock ownership interests from minority shareholders. Such purchase will be made through the issuance of 67,800 shares of Common Stock in exchange for the shares of the minority shareholders.

     4. The Company will restructure certain lease agreements with its principal shareholder for facilities currently used by the Company.


     5. The Company plans to redeem $3,600,000 of the AAA Notes in consideration of a corporate aircraft at its fair market value. The Company plans to enter into a lease agreement with an entity controlled by the Company's principal shareholder to lease the corporate aircraft at current market rates.



NOTE 15.  PRO FORMA INFORMATION (UNAUDITED)


     PRO FORMA BALANCE SHEET INFORMATION

     The pro forma balance sheet information as of September 30, 1997 reflects the following transactions as if they had occurred at that date:

     1.    In connection with the termination of the S Corporation status:


        -  The distribution of undistributed earnings totaling $21,200,000.


        -  The recognition of net deferred tax assets of $3,260,000.

        - The reclassification of remaining undistributed earnings of the S Corporation from retained earnings to additional paid-in capital.

     2. The elimination of the deferred stock option compensation of $2,924,000 related to the Company's obligation, under certain conditions, to repurchase securities issued under certain of the Company's stock option plans. Such repurchase obligation terminates effective with the Offering.

     3. The issuance of 67,800 shares of Common Stock in connection with the Company's purchase of certain minority stock ownership interests effective with the Offering.

                      MPW INDUSTRIAL SERVICES GROUP, INC.

             (FOR THE YEARS ENDED JUNE 30, 1995, 1996 AND 1997 AND
      FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED))

     PRO FORMA STATEMENTS OF INCOME ADJUSTMENTS

     The following adjustments for fiscal 1997 and the three months ended September 30, 1996 and September 30, 1997 have been reflected in the pro forma statements of income information:

                                                  YEAR ENDED     THREE MONTHS ENDED   THREE MONTHS ENDED
                                                 JUNE 30, 1997   SEPTEMBER 30, 1996   SEPTEMBER 30, 1997
                                                 -------------   ------------------   ------------------
                                                                   (IN THOUSANDS)
1.   Reduction of historical lease costs for
     certain facilities leased by the Company
     from related parties pursuant to
     restructured lease agreements to take
     effect in connection with the Offering.        $   252            $   68               $   68
2.   Elimination of deferred stock option
     compensation related to the Company's
     obligation, under certain conditions, to
     repurchase securities issued under certain
     of the Company's stock option plans. Such
     repurchase obligation terminates effective
     with the Offering.                               2,764             2,189                  160
3.   Elimination of interest expense, net
     related to the repayment of existing debt
     from the proceeds of the Offering.                 627               154                  250
4.   Elimination of minority earnings as a
     result of the Company's purchase of
     certain minority stock ownership interests
     effective with the Offering.                       207               125                   99
                                                     ------            ------               ------
     Total                                          $ 3,850            $2,536               $  577
                                                     ======            ======               ======


     In addition to the above adjustments, the pro forma financial results also reflect an adjustment to pro forma taxes on income based on an effective rate of 40%.

     PRO FORMA NET INCOME PER SHARE

     Pro forma net income per share is based on the weighted average number of common shares outstanding during the period (using the treasury stock method), plus the estimated number of shares required to fund the planned distribution to shareholders, the estimated number of shares to be issued to repay existing debt, and the shares to be issued to acquire the minority interest of a subsidiary.

     The inside back cover of the Prospectus will contain pictures as follows:

     1. A background photograph of the sun setting against the outline of an industrial plant.

     2. Above the "MPW Industrial Services Group, Inc." logo in the bottom right corner and on top of the background photograph is an outline of a map of the Midwestern and Southeastern United States denoting locations of MPW headquarters with a blue star, office locations with a green circle and on-site locations with a red square.

     3. On top of the background photograph are three pictures as follows: (i) above the caption "CORPORATE HEADQUARTERS" is a photograph of MPW's corporate headquarters in Hebron, Ohio; (ii) above the caption "HIGH POWER CLEANING EQUIPMENT" is a picture of one of MPW's tractor trucks with a 48(#) semi-trailer. Mounted on the semi-trailer is a mobile, high volume, water blasting power unit and (iii) above the caption "AIR FILTRATION MANAGEMENT SERIES" is a photograph of the Company's air filtration laboratory.

======================================================
  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL IS NOT AUTHORIZED, OR IN WHICH THE PERSON IS NOT AUTHORIZED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Prospectus Summary....................      3
Risk Factors..........................      6
Prior S Corporation Status............     10
Use of Proceeds.......................     10
Dividend Policy.......................     10
Capitalization........................     11
Dilution..............................     12
Selected Consolidated Financial
  Data................................     13
Selected Unaudited Condensed Pro Forma
  Financial Data......................     14
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     17
Business..............................     23
Management............................     32
Executive Compensation................     34
Certain Related Party and Other
  Transactions........................     38
Principal Shareholders................     39
Description of Capital Stock..........     40
Shares Eligible for Future Sale.......     43
Underwriting..........................     44
Legal Matters.........................     45
Experts...............................     45
Shareholder Reports...................     45
Index to Consolidated Financial
  Statements..........................    F-1


                            ------------------------

  THROUGH AND INCLUDING             , 1997, ALL DEALERS EFFECTING TRANSACTIONS
IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================
======================================================

                                3,750,000 SHARES

                                   [MPW LOGO]

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                RAYMOND JAMES &
                                ASSOCIATES, INC.

                             ROBERT W. BAIRD & CO.
                                  INCORPORATED
                                           , 1997

======================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated (except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee) payable by the Company in connection with the distribution of the Common Stock:


     Securities and Exchange Commission Registration Fee......................  $ 14,375
     National Association of Securities Dealers, Inc. Filing Fee..............     5,244
     Nasdaq National Market Listing Fee.......................................    42,615
     Printing and Engraving Costs.............................................   120,000
     Accounting Fees and Expenses.............................................   125,000
     Legal Fees and Expenses..................................................   275,000
     Transfer Agent Fees......................................................    10,000
     Miscellaneous Expenses...................................................     7,766
               Total..........................................................  $600,000


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Division (E) of Section 1701.13 of the Ohio General Corporation Law governs indemnification by a corporation and provides as follows:

          (E) (1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

          (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

             (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

             (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

          (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

          (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

             (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened by the action, suit, or proceeding referred to in division
        (E)(1) or (2) of this section;

             (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

             (c) By the shareholders; or

             (d) By the court of common pleas or the court in which such action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

     Any determination made by the disinterested directors under division
(E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

          (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or
     (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both of the following:

             (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

             (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

          (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

          (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

          (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

          (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7) .

          (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

     Section 29 of the Company's Code of Regulations governs indemnification by the Company and provides as follows:

          29. INDEMNIFICATION. The Corporation shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member of the Board of Directors or an officer of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise. The Corporation shall pay, to the full extent then required by law, expenses, including attorney's fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Articles of Incorporation, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors or an officer of the Corporation, and shall continue as to a person who has ceased to be a member of the Board of Directors or an officer of the Corporation or as to a person who has served at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, and shall inure to the benefit of the heirs, executors, and administrators of such persons.

     Reference is also made to Section 10 of the Underwriting Agreement contained in Exhibit 1 hereto, indemnifying directors and officers of the Company against certain liabilities.

     In addition, the Company intends to purchase insurance coverage that will insure directors and officers against certain liabilities that might be incurred by them in such capacity.

     The Company has also entered into indemnification and severance agreements with certain directors and executive officers that will be effective upon consummation of the Offering.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.


     On October 30, 1997, each of the shareholders of MPW Industrial Services, Inc. ("Industrial"), Monte R. Black, Susan K. Black and the Monte R. Black and Susan K. Black 1994 Irrevocable Trust contributed to the Company their shares of Industrial for shares in the Company on a one to one basis. The shareholders of Industrial received an aggregate of 1,550,000 shares of Common Stock of the Company (subsequently subject to a 4 to 1 stock split) reflecting their ownership interest in the Company. The sale of the Company's Common Stock to the shareholders of Industrial was pursuant to Section 4(2) of the Act.



     On October 31, 1997, pursuant to a Merger and Purchase Agreement dated as of October 1, 1997 (the "Agreement") among ESI International, Inc. ("ESI"), ESI North, Limited. ("ESIN"), the owners of ESI and ESIN, the Company and MPW Filtration Acquisition Corp. ("Filtration"), ESI merged with and into Filtration, and the Company and Filtration purchased membership interests of ESI. As partial consideration for the merger (the "Merger"), the Company issued 96,000 shares of Common Stock to Messrs. Thiel, Jones, Broyles, Six and Sullivan, certain of the owners of ESI. Each of such owners are officers and directors of ESI and have entered into employment and non-competition Agreements with the Company and the surviving corporation in the Merger. The number of shares of Common Stock issued to such owners is subject to adjustment upon completion of the Offering based on an average trading price of the Common Stock for a period following the Offering. Pursuant to an Escrow Agreement entered into in connection with the consummation of the transactions contemplated by the Agreement, each of the owner's shares are held in escrow for a minimum period of at least one year, will be subject to repurchase rights of the Company on certain events and will be available for satisfaction of certain indemnity claims that the Company may have against such owners. The issuance of the shares of Common Stock pursuant to the Agreement was made pursuant to Rule 504 of Regulation D of the Act.



     The Company's Board of Directors has approved a stock exchange agreement (the "Aquatech Agreement") with the minority shareholders of Aquatech Environmental, Inc. ("Aquatech"), Robert C. Greenwood; the Chief Executive Officer of Aquatech, and James A. Leonard, the President of Aquatech, who own a aggregate of 30.1% of the outstanding capital stock of Aquatech issued to them in connection with compensatory and incentive arrangements resulting from the Company's purchase of Aquatech. Effective upon the consummation of the Offering, the Aquatech Agreement provides for the exchange of an aggregate of 67,800 shares of Common Stock of the Company for all of the outstanding shares of Aquatech held by Messrs. Greenwood and Leonard. The issuance of the Common Stock pursuant to the Aquatech Agreement is in a transaction pursuant to Section 4(2) of the Act.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     A. Exhibit Index


EXHIBIT
NUMBER     DESCRIPTION OF EXHIBIT
------     ----------------------------------------------------------------------------------
   1       Form of Underwriting Agreement
   3(a)    Amended and Restated Articles of Incorporation of the Company effective October
           30, 1997**
   3(b)    Amended and Restated Code of Regulations of the Company effective October 30,
           1997**
   4(a)    Form of Stock Certificate for Common Stock of the Company**
   4(b)    Loan Agreement by and between MPW Industrial Services, Inc., affiliates and Bank
           One, Columbus, NA*
   4(c)    First Amendment to Loan Agreement by and between MPW Industrial Services, Inc., affiliates and Bank One, Columbus, NA*
   4(d)    Second Amendment to Loan Agreement by and between MPW Industrial Services, Inc.
           affiliates and Bank One, Columbus, NA**

EXHIBIT
NUMBER     DESCRIPTION OF EXHIBIT
           ----------------------------------------------------------------------------------
   5       Opinion of Jones, Day, Reavis & Pogue**
  10(a)    Form of 1997 Stock Option Plan**
  10(b)    1994 Stock Option Plan*
  10(c)    1991 Stock Option Plan*
  10(d)    Form of Employment Agreement by and between MPW Industrial Services Group, Inc.
           and Ira O. Kane**
  10(e)    Form of Severance Agreement by and between MPW Industrial Services Group, Inc. and
           Executive Officers*
  10(f)    Form of Indemnification Agreement by and between MPW Industrial Services Group,
           Inc. and Directors*
  10(g)    Form of Indemnification Agreement by and between MPW Industrial Services Group,
           Inc. and persons who are a Director and an Officer*
  10(h)    Form of Indemnification Agreement by and between MPW Industrial Services Group,
           Inc. and Executive Officers*
  10(i)    Form of Lease for Hebron, Ohio facility*
  10(j)    Form of Lease for Newark, Ohio facility*
  10(k)    Lease for Chesterfield, Michigan facility*
  10(l)    Form of First Lease Amendment for Chesterfield, Michigan facility*
  21       List of Subsidiaries**
  23(a)    Consent of Independent Auditors**
  23(b)    Consent of Counsel (included in Exhibit 5 hereto)**
  23(c)    Consent of Gerald Nilsson-Weiskott, director nominee*
  23(d)    Consent of Pete A. Klisares, director nominee**
  24       Powers of Attorney*
  27       Financial Data Schedule**


     B. Financial Statement Schedules

         SCHEDULE
          NUMBER                                     DESCRIPTION
        -----------     ----------------------------------------------------------------------
        Schedule II     Valuation and Qualifying Accounts*

---------------
 * Previously filed
** Filed herewith

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that:

          (a)(1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall he deemed to be the initial bona fide offering thereof.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (c) To provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HEBRON, STATE OF OHIO, ON THIS 7TH DAY OF NOVEMBER 1997.


                                          MPW INDUSTRIAL SERVICES GROUP, INC.


                                          By:        /s/ BRAD A. MARTYN

                                            ------------------------------------

                                                       Brad A. Martyn


                                                  Corporate Controller and


                                                    Assistant Secretary



     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on November 7, 1997.



                  SIGNATURE                                         TITLE
---------------------------------------------    --------------------------------------------

                      *                          Chief Executive Officer and Chairman of the
---------------------------------------------    Board of Directors (Principal Executive
               Monte R. Black                    Officer)

                      *                          President and Chief Operating Officer;
---------------------------------------------    Director
                 Ira O. Kane

                      *                          Vice President, Chief Financial Officer and
---------------------------------------------    Secretary (Principal Financial Officer)
              Daniel P. Buettin

             /s/ BRAD A. MARTYN                  Corporate Controller and Assistant Secretary
---------------------------------------------    (Principal Accounting Officer)
               Brad A. Martyn

                      *                          Director
---------------------------------------------
              Robert E. Oyster

                      *                          Director
---------------------------------------------
              Timothy A. Walsh

                      *                          Director
---------------------------------------------
              Scott N. Whitlock



* This Amendment to the Registration Statement has been signed on behalf of the above-named directors and officers of the Company by Brad A. Martyn, Corporate Controller and Assistant Secretary of the Company, as attorney-in-fact pursuant to a power of attorney filed with the Securities and Exchange Commission as Exhibit 24 to this Registration Statement.



Dated: November 7, 1997



                                          By:        /s/ BRAD A. MARTYN

                                            ------------------------------------

                                                       Brad A. Martyn

                                                      Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                   DESCRIPTION OF EXHIBIT
------     ----------------------------------------------------------------------------------
    1      Form of Underwriting Agreement
    3 (a)  Amended and Restated Articles of Incorporation of the Company effective October
           30, 1997**
    3 (b)  Amended and Restated Code of Regulations of the Company effective October 30,
           1997**
    4 (a)  Form of Stock Certificate for Common Stock of the Company**
    4 (b)  Loan Agreement by and between MPW Industrial Services, Inc., affiliates and Bank
           One, Columbus, NA*
    4 (c)  First Amendment to Loan Agreement by and between MPW Industrial Services, Inc., affiliates and Bank One, Columbus, NA*
    4 (d)  Second Amendment to Loan Agreement by and between MPN Industrial Services, Inc., affiliates and Bank One, Columbus, NA**
    5      Opinion of Jones, Day, Reavis & Pogue**
   10 (a)  Form of 1997 Stock Option Plan**
   10 (b)  1994 Stock Option Plan*
   10 (c)  1991 Stock Option Plan*
   10 (d)  Form of Employment Agreement by and between MPW Industrial Services Group, Inc.
           and Ira O. Kane**
   10 (e)  Form of Severance Agreement by and between MPW Industrial Services Group, Inc. and
           Executive Officers*
   10 (f)  Form of Indemnification Agreement by and between MPW Industrial Services Group,
           Inc. and Directors*
   10 (g)  Form of Indemnification Agreement by and between MPW Industrial Services Group,
           Inc. and persons who are a Director and an Officer*
   10 (h)  Form of Indemnification Agreement by and between MPW Industrial Services Group,
           Inc. and Executive Officers*
   10 (i)  Form of Lease for Hebron, Ohio facility*
   10 (j)  Form of Lease for Newark, Ohio facility*
   10 (k)  Lease for Chesterfield, Michigan facility*
   10 (l)  Form of First Lease Amendment for Chesterfield, Michigan facility*
   21      List of Subsidiaries**
   23 (a)  Consent of Independent Auditors**
   23 (b)  Consent of Counsel (included in Exhibit 5 hereto)**
   23 (c)  Consent of Gerald Nilsson-Weiskott, director nominee*
   23 (d)  Consent of Pete A. Klisares, director nominee**
   24      Powers of Attorney*
   27      Financial Data Schedule**


---------------
 * Previously filed

** Filed herewith